EXHIBIT 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

February 2, 2013

among

ICON CLINICAL RESEARCH INC.

and

ICON CLINICAL RESEARCH UK LIMITED,

as Buyer

and

CROSS COUNTRY HEALTHCARE, INC.,

LOCAL STAFF, LLC

and

CROSS COUNTRY HEALTHCARE UK HOLDCO LTD.,

as Seller

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of February 2, 2013 (this “Agreement”), is entered into by and among ICON Clinical Research Inc. (“US Buyer”) and ICON Clinical Research UK Limited (“UK Buyer”, and together with US Buyer, “Buyer”), and Cross Country Healthcare, Inc. (“Seller Parent”), Local Staff, LLC (“US Seller”) and Cross Country Healthcare UK HoldCo Ltd. (“UK Seller”, and together with Seller Parent and US Seller, “Seller”).

RECITALS

WHEREAS, Seller Parent owns, directly or indirectly, all of the issued and outstanding membership interests and shares of capital stock, as applicable, of US Seller, UK Seller, the Company and Akos;

WHEREAS, US Seller owns all of the issued and outstanding membership interests (the “ClinForce Interests”) of ClinForce, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company owns all of the issued and outstanding shares of capital stock of Assent Consulting, Inc., a California corporation, (“Assent”), and Metropolitan Research Associates, Inc., a Delaware corporation, (“Metropolitan”);

WHEREAS, UK Seller owns all of the issued and    outstanding shares of capital stock (the “Shares”) of Akos Limited, a United Kingdom company (“Akos”); and

WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller all of the ClinForce Interests and the Shares (collectively, the “Interests”), on and subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I.

DEFINITIONS

The terms defined in this Article I, whenever used herein (including, without limitation, the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement:

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, Akos, any of their respective Subsidiaries or the Business; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company, Akos or any of their respective Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company, Akos or any of their respective Subsidiaries’ properties or assets.

“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning set forth in the opening caption to this Agreement.

“Akos” has the meaning set forth in the recitals hereof.

“Akos Business” means any pharmacovigilence business and related work by Metropolitan Research Associates, Inc. and Akos.

“Akos Increase” has the meaning set forth in Section 3.4(a)(iii).

“Akos Reduction” has the meaning set forth in Section 3.4(a)(iii).

“Allocation” has the meaning set forth in Section 3.5.

“Ancillary Agreements” means (i) the Purchase Price Escrow Agreement, (ii) the Indemnity Escrow Agreement, (iii) each Employment Agreement, (iv) each Trademark Assignment Agreement and (v) the Transition Services Agreement.

“Applicable Law” means any law, rule, regulation, judgment or decree of any professional or licensing authority or other Governmental Entity in all jurisdictions which are applicable to the Business, operations and Properties.

“Arena Contract” means the Master Service Agreement dated 16 November 2011 made between AKOS and Arena Pharmaceuticals GmbH pursuant to which AKOS agrees to provide certain pharmacovigilance support services as specified in Schedule 1 thereto.

“Assent” has the meaning set forth in the recitals hereof.

“Business” means, collectively, the Akos Business and the ClinForce Business.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

“Buyer” has the meaning set forth in the caption hereof.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1.

“Buyer Parent” means ICON plc, an Irish public limited company.

“Buyer Plans” has the meaning set forth in Section 12.4.

“Buyer Subsidiaries” means, collectively, (i) US Buyer, (ii) UK Buyer and (iii) any other direct or indirect Subsidiaries of Buyer Parent designated by Buyer Parent as Buyer Subsidiaries.

“Buyer’s Advisors” has the meaning set forth in Section 6.1.

“Buyer’s FSA” has the meaning set forth in Section 12.3(c).

“Cap” means $7,800,000 plus 15% of any payments made to Seller from the Purchase Price Escrow Amount pursuant to Sections 3.4(a)(iii) and/or 3.4(b)(iii).

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Change of Control” means, with respect to any company, any transaction that results in any person or group of persons acquiring directly or indirectly: (i) beneficial ownership of securities of such company possessing a majority of the voting power (whether by merger, consolidation or sale of securities), or (ii) all or substantially all of the assets of such company.

“ClinForce Business” means the business and operations of the Company, Assent and Metropolitan.

“ClinForce Interests” has the meaning set forth in the recitals hereof.

“Closing” means the closing of the transactions contemplated by this Agreement which shall occur on the Closing Date.  The Closing shall be deemed to have occurred immediately following the close of business on the Closing Date.

“Closing Balance Sheet” has the meaning set forth in Section 3.3(a).

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Date Purchase Price” means $52,000,000; provided, however, that such amount shall be increased by the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital and decreased by the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” means any commercial agreement not primarily related to Taxes that may impose contractual liability on the Company, Akos or any of their respective Subsidiaries for Taxes of another Person, such as credit facilities with gross-up provisions or real estate leases with tax escalation provisions, provided that an agreement relating to a sale or other disposition (including a spinoff or splitoff) of all or a portion of any entity or of any assets shall not be considered a Commercial Tax Agreement.

“Company” has the meaning set forth in the recitals hereof.

“Company Insurance Policy” has the meaning set forth in Section 4.13.

“Company IT Systems” means all information technology systems, networks, hardware, computers, Software, servers, workstations, routers, hubs, switches, data communication lines, and other information technology equipment used by the Company, Akos or any of their respective Subsidiaries in the operation of the Business.

“Confidential Information” has the meaning set forth in Section 12.12.

“Damages” has the meaning set forth in Section 9.1.

“Deferred Purchase Price” means an amount not to exceed $3,750,000, which such amount shall include payments, if any, made pursuant to Sections 3.4(a)(iii) and/or 3.4(b)(iii).

“Determination Date” has the meaning set forth in Section 3.3(c).

“Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit A.

“Dispute Notice” has the meaning set forth in Section 3.3(c).

“Employee Plan” has the meaning set forth in Section 4.9(a).

“Employees” has the meaning set forth in Section 12.4.

“Employment Agreements” means agreements duly executed and dated as of the date of this Agreement, by (i) DOCS Global Inc. and the individual listed on Schedule 1(a)(i) of the Disclosure Schedules, and (ii) AKOS Limited and the individual listed on Schedule 1(a)(ii) of the Disclosure Schedules.

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes and regulations (including common law) in all applicable jurisdictions concerning the pollution, protection or cleanup of the environment, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission, release of, or exposure to, Hazardous Substances, including the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act.

“Environmental Liability” means any liability, contingent or otherwise, resulting from or based upon (a) a violation or any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) any exposure to Hazardous Substances, or (d) the Release or threatened Release of any Hazardous Substances into the environment.

“ERISA” has the meaning set forth in Section 4.9(a).

“Escrow Agent” has the meaning set forth in Section 2.3.

“Estimated Net Working Capital” means a good faith estimate of Net Working Capital as mutually agreed to by Buyer and Seller no earlier than two (2) Business Days prior to the Closing Date.

Estimated Net Working Capital Certificate” has the meaning set forth in Section 7.2(d).

“Excluded Taxes” means (i) any Tax of the Company, Akos or any of their respective Subsidiaries that is payable on a Consolidated or Combined Tax Return or (ii) any other Income Taxes.

 “Final Allocation” has the meaning set forth in Section 3.5.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Fiscal Year” means, for the referenced year, the one (1) year period beginning on January 1 and ending on December 31.

“FTE” means the number obtained by dividing: (i) the aggregate number of billed (to clients) hours recorded in the month of March 2013 by the field employees of ClinForce  and Assent for the sale of temporary services and for work done and services provided only during March 2013 by (ii) 159.6.

“FTE Calculation” has the meaning set forth in Section 3.4(b)(i).

“FTE Condition” means that as of the close of business on March 31, 2013: (i) the FTE was at least 477 and (ii) the FTE Margin was at least 24%.

“FTE Margin” means the amount calculated by dividing: (i) the difference between (X) the aggregate net revenues from services to customers of ClinForce and Assent, for the three month period ending March 31, 2013 calculated using the line items from the Seller’s Management P&L set forth on Exhibit B hereto and (Y) the direct operating expenses of ClinForce and Assent for the three month period ending March 31, 2013 calculated using the line items from the Seller’s Management P&L set forth on Exhibit B hereto by (ii) the aggregate net revenues from services of ClinForce and Assent for the three month period ending March 31, 2013 calculated using the line items from the Seller’s Management P&L set forth on Exhibit B hereto.  Such calculation shall be appropriately adjusted to provide that any business of ClinForce or Assent during such period with Buyer or any of its Affiliates produced an FTE Margin of at least 24%.

“FTE Reduction” has the meaning set forth in Section 3.4(b)(iii).

“GAAP” means generally accepted accounting principles in effect in the United States, applied on a consistent basis.

“Governmental Entity” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, country, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous, radioactive, or toxic substance, petroleum, petroleum-based or petroleum-derived substance or waste or asbestos-containing material, the presence of which requires investigation or remediation under any Environmental Laws.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Taxes) or (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Income Tax Returns” means any Tax Returns with respect to Income Taxes.

“Indemnifiable Tax Liability” has the meaning set forth in Section 10.11(a).

“Indebtedness” means all of the obligations of the Company, Akos and their respective Subsidiaries (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under Capital Leases and (iv) all accrued interest on any of the foregoing.

“Indemnity Escrow Agreement” has the meaning set forth in Section 2.3.

“Indemnity Escrow Amount” has the meaning set forth in Section 2.3.

“Independent Auditor” has the meaning set forth in Section 3.3(c).

“Intellectual Property” has the meaning set forth in Section 4.8.

“Interests” has the meaning set forth in the recitals hereof.

“Interim Financials” has the meaning set forth in Section 4.4(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge after reasonable investigation of each Person set forth on Schedule 1(b) of the Disclosure Schedules.

“Liens” has the meaning set forth in Section 4.7(a).

“Material Adverse Effect” has the meaning set forth in Section 4.1.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Metropolitan” has the meaning set forth in the recitals hereof.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.4(a).

“Net Revenue” means gross revenue less (i) travel and incidental costs incurred by Akos employees and/or consultants which are charged back to Akos customers, (ii) payments administered by Akos on behalf of a customer of Akos and (iii) any other pass through costs and (iv) value added tax or any other sales or other similar tax, all in accordance with US GAAP.

“Net Working Capital” means, as of immediately prior to the Closing, the combined current assets of the Company, Akos and their respective Subsidiaries as of such time (excluding any Tax assets (including deferred Tax assets) other than any refunds receivable in respect of Non-Excluded Taxes) less the combined total liabilities of the Company, Akos and their respective Subsidiaries as of such time (other than (i) Excluded Taxes or deferred Tax liabilities or (ii) Other Long Term Liabilities), in each case determined in accordance with GAAP.

“New Employee Insurance Policy” means the employee health benefit plans sponsored or maintained by Buyer or its Affiliates, which such plans provide coverage substantially identical to the coverage provided by Seller’s existing employee health benefit plan as of immediately prior to Closing, and otherwise reasonably acceptable to Buyer.

“Non-Excluded Taxes” means all Taxes of the Company, Akos or any of their respective Subsidiaries, other than Excluded Taxes.

 “Other Long Term Liabilities” means (i) non-qualified payroll deferral, (ii) security deposit payable and/or (iii) accrued workers compensation.

“Permits” means all material licenses, permits, consents, approvals, registrations, qualifications and filings under any federal, state or local laws or with any Governmental Entities.

“Permitted Liens” has the meaning set forth in Section 4.7(a).

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

“Pre-Closing Separate Company Tax Matter” has the meaning set forth in Section 10.11(c).

 “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceedings” has the meaning set forth in Section 4.14.

“Property” (or “Properties” when the context requires) means any Real Property and any personal or mixed property, whether tangible or intangible, owned or leased by the Company, Akos or their respective Subsidiaries.

“Purchase Price” means (w) the Closing Date Purchase Price, plus (x) the Deferred Purchase Price, if any, minus (y) the Akos Reduction, if any, minus (z) the FTE Reduction, if any.

“Purchase Price Escrow Agreement” has the meaning set forth in Section 2.3.

“Purchase Price Escrow Amount” has the meaning set forth in Section 2.3.

“Real Property” means any real property owned or leased by the Company, Akos or their respective Subsidiaries.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharge, injecting, escaping, leaching, dumping, disposing, depositing or migration into or through the environment.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Revenue Calculation” has the meaning set forth in Section 3.4(a)(i).

“Schedule of Adjustments” has the meaning set forth in Section 3.3(b).

“Section 338(h)(10) Election” has the meaning set forth in Section 10.12.

“Seller” has the meaning set forth in caption hereof.

“Seller Breach Claims” has the meaning set forth in Section 9.2.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2.

“Seller Subsidiaries” means, collectively, (i) US Seller, (ii) UK Seller and (iii) any other direct or indirect Subsidiaries of Seller Parent designated by Seller Parent as Seller Subsidiaries.

“Seller’s FSA” has the meaning set forth in Section 12.3(c).

“Shares” has the meaning set forth in the recitals hereof.

“Software” means computer programs, applications and software, Internet web sites and the content therein, and data, databases and data collections, including all object code, source code, logic, rules, definitions, models, methodologies, algorithms, derivations, updates, enhancements, customizations, diagrams, descriptions, schematics, flow-charts, and other work product used to design, plan, organize and develop, and all documentation, in each case, relating to any of the foregoing.

“Straddle Period” means any Tax period that begins on or prior to, and ends after, the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company or other entity in which such Person, directly or indirectly, owns or controls fifty percent (50%) or more of the voting stock or other ownership interests.

“Target Net Working Capital” means $10,419,340.

“Tax” or “Taxes” means (i) all federal, state, local or non-U.S. taxes, duties, imposts, levies, assessments, withholdings or similar charges imposed by any Governmental Entity, including all income, corporation, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, stamp duty, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, national insurance, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (ii) all interest, penalties, additions to tax or other additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation Section 1.1502-6 or 1.1502-78 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

“Tax Claim Notice” has the meaning set forth in Section 10.11(a).

“Tax Return” means any original or amended Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Tax authority.

“Trademark Assignment Agreement” means an assignment agreement substantially in the form of Exhibit C hereto with respect to each trademark set forth on Schedule 1(c) of the Disclosure Schedule.

“Transaction Expenses” has the meaning set forth in Section 12.16.

“Transfer Tax” has the meaning set forth in Section 10.6.

“Transition Services Agreement” means the agreement, annexed hereto as Exhibit D, dated as of the date hereof, by and between DOCS Global, Inc. and Seller Parent, duly executed by DOCS Global, Inc. and Seller Parent.

“UK Companies Act” means the Companies Act of the United Kingdom, 2006, as amended.

ARTICLE II.

PURCHASE AND SALE; CLOSING

Section 2.1. Purchase of Interests.  Upon the terms and subject to the conditions hereof, at the Closing (a) US Seller shall sell to US Buyer, and US Buyer shall purchase and acquire from US Seller, the ClinForce Interests and (b) UK Seller shall sell to UK Buyer, and UK Buyer shall purchase and acquire, free from all Encumbrances and together with all rights attaching or accruing to them now or in the future, the legal and beneficial interest in the Shares from UK Seller.

Section 2.2. Consideration.  Subject to Article III, the consideration for the Interests shall be the Purchase Price. The Closing Date Purchase Price (less the Indemnity Escrow Amount) shall be paid to Seller at Closing by wire transfer of immediately available funds to the account designated in writing by Seller.

Section 2.3. Escrow Amounts.  Buyer shall withhold from the Closing Date Purchase Price an amount equal to $3,750,000 (the “Indemnity Escrow Amount”).  At Closing, Buyer shall cause the Indemnity Escrow Amount and an amount equal to $3,750,000 (the “Purchase Price Escrow Amount”) to be delivered to JP Morgan Chase Bank N.A., as escrow agent (the “Escrow Agent”), pursuant to two escrow agreements by and among Buyer, Seller and Escrow Agent (respectively, the “Purchase Price Escrow Agreement” and the “Indemnity Escrow Agreement”) annexed hereto as Exhibit E and Exhibit F.  The Purchase Price Escrow Amount and the Indemnity Escrow Amount shall be paid by the Buyer to the Escrow Agent at Closing by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent.  The Purchase Price Escrow Amount will be held by the Escrow Agent as partial security for the Purchase Price adjustments under Section 3.4.  The Indemnity Escrow Amount will be held by the Escrow Agent as partial security for the obligations of Seller to Buyer pursuant to the terms of Section 9.1 of this Agreement.  Obligations of Seller to Buyer pursuant to the terms of Section 9.1 of this Agreement shall be satisfied first by payment from the Indemnity Escrow Amount.

Section 2.4. The Closing.  The Closing shall take place at 10:00am New York City time no later than three Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York or at such other place as the parties may agree, (the day on which the Closing takes place being the “Closing Date”).

Section 2.5. Waiver of Pre-emption Rights.  Seller waives, following Closing, all pre-emption rights or other restrictions on transfer in respect of the Shares or interests in the Shares to which it may be entitled under the articles of association of Akos or otherwise.

Section 2.6. Deliveries by Seller. At the Closing, Seller shall deliver (in addition to any other documents required to be delivered pursuant to Article VII) or cause to be delivered to Buyer the following:

(a) certificates evidencing all of the ClinForce Interests, in each case duly and properly endorsed for transfer to US Buyer or accompanied by powers duly endorsed in blank in proper form for transfer;

(b) transfer of the Shares duly executed by UK Seller in favor of UK Buyer or its nominee(s) together with the relevant share certificates;

(c) a certificate of the Secretary of US Seller and Seller Parent certifying copies of the resolutions of the governing body of such Seller authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which such Seller is a party and the transactions contemplated hereby and thereby;

(d) a copy of the minutes of a meeting of the directors of UK Seller authorizing (i) the execution and performance by UK Seller of this Agreement and the Ancillary Agreements to which UK Seller is a party and (ii) the resignation of each director of Akos on Closing (such copy minutes being certified as correct by the chairman of the relevant meeting or the secretary of UK Seller);

(e) a certificate of the Secretary of each Seller certifying the signature and incumbency of the persons authorized to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and any other agreements, instruments, or other documents or certificates that such Seller is required to deliver pursuant to this Agreement;

(f) the certificate of formation of each of the Company and Metropolitan certified as of a recent date by the Secretary of State of the State of Delaware and the certificate of incorporation of Assent certified as of a recent date by the Secretary of State of the State of California;

(g) certificates of good standing and satisfactory tax status (where available) as of a recent date with respect to (i) each of the Company and Metropolitan from the Secretary of State of the State of Delaware and (ii) Assent from the Secretary of State of the State of California;

(h) the resignations of the officers and managers of the Company and each of its Subsidiaries, effective as of the Closing Date, as are requested by the Buyer prior to Closing;

(i) the written resignations (x) of the auditors and (y) signed as a deed from each director and secretary of Akos as resigning on the Closing Date from their respective offices and employments (where applicable) with Akos, and waiving any claim in respect of their removal from office;

(j) each Ancillary Agreement to which any Seller is a party, duly executed by the applicable Seller;

(k) (1) a non-foreign status certification on behalf of US Seller’s owner, dated as of the Closing Date, in the form set forth in United States Treasury Regulation Section 1.1445-2(b)(2)(iv), certifying that US Seller is a disregarded entity owned by US Seller’s owner and that US Seller’s owner is a US person and (2) an IRS Form W-9 or applicable IRS Form W-8, certifying that each of US Seller’s owner and UK Seller is exempt from U.S. federal backup withholding;

(l) an executed copy of IRS Form 8023 and any similar state or local forms required to effect the Section 338(h)(10) Election;

(m) the original seals, statutory and minute books, certificates of incorporation, certificates of formation and certificates on change of name, copies of Akos’ memorandum and articles of association, ledger and record books of each of the Company, Akos and their respective Subsidiaries as they exist on the Closing Date, including those documents memorializing the actions taken related to the transactions contemplated by this Agreement, resignations of directors, any change of registered office or change of accounting date, to the extent such documents are not located at the offices of;

(n) evidence reasonably satisfactory to Buyer that the domain name registrations set forth on Exhibit G have been transferred from Seller to the Company, Akos or any of their respective Subsidiaries;

(o) the consent to the Transaction substantially in the form annexed hereto as Exhibit H, duly executed by Bank of America, N.A.;

(p) evidence satisfactory to Buyer that all transactions between the Company, Akos or any of their respective Subsidiaries, on the one hand, and any Seller or any of its Subsidiaries or Affiliates, on the other hand, have been terminated as of Closing; and

(q) a certificate of a senior officer of Seller Parent stating whether or not the representations, warranties and agreements of each Seller in Article IV were true and correct in all material respects as of the date of this Agreement and are true and correct on and as of the Closing Date.

Section 2.7. Deliveries by Buyer.  At the Closing, Buyer shall deliver (in addition to any other documents required to be delivered pursuant to Article VII) or cause to be delivered to Seller or the Escrow Agent, as applicable, the following:

(a) the Closing Date Purchase Price, less the Indemnity Escrow Amount;

(b) the Purchase Price Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent;

(c) a certificate of the Secretary of each Buyer certifying (i) copies of the resolutions of the governing body of such Buyer authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which such Buyer is a party and the transactions contemplated hereby and thereby and (ii) the signature and incumbency of the persons authorized to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and any other agreements, instruments, or other documents or certificates that such Buyer is required to deliver pursuant to this Agreement;

(d) the Ancillary Agreements to which Buyer is a party, duly executed by Buyer; and

(e) an executed copy of IRS Form 8023 and any similar state or local forms required to effect the Section 338(h)(10) Election.

Section 2.8. Closing Agreements

(f) .  At the Closing, the parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof

ARTICLE III.

PURCHASE PRICE ADJUSTMENT

Section 3.1. Purchase Price Adjustment.  The Purchase Price shall be subject to adjustment as set forth below and all references in this Agreement to the Purchase Price shall be deemed to be the Purchase Price as adjusted pursuant to this Article III.

Section 3.2. Net Working Capital Adjustment.  If Net Working Capital, as finally determined pursuant to Section 3.3, is less than the Estimated Net Working Capital, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall.  If Net Working Capital, as finally determined pursuant to Section 3.3, is greater than the Estimated Net Working Capital, then the Purchase Price shall be increased dollar for dollar by the amount of such increase.  With respect to non-qualified payroll deferral or accrued workers compensation liability that exists as of the Closing, Seller acknowledges and agrees that all such liabilities, if any, shall be the obligation of Seller, shall not be liabilities of Buyer, the Company, Akos or their respective Subsidiaries, and in the event Buyer, the Company, Akos or their respective Subsidiaries are required to make any payments in respect of such liabilities from and after the Closing, Seller shall, promptly following notice by Buyer, reimburse the Company, Akos or their respective Subsidiaries for all such amounts.

Section 3.3. Closing Balance Sheet; Schedule of Adjustments.

(a) The determination of the adjustments, if any, required to be made to the Purchase Price pursuant to Section 3.2 shall be made pursuant to the following provisions:

(b) Within 120 days after the Closing Date, Buyer shall prepare or cause to be prepared and delivered to Seller the following: (i) a combined balance sheet of the Company, Akos and their respective Subsidiaries as of immediately prior to the Closing (the “Closing Balance Sheet”); (ii) a calculation of Net Working Capital; and (iii) the adjustment, if any, required to be made to the Purchase Price pursuant to Section 3.2 (the “Schedule of Adjustments”).

(c) Seller will have a period of sixty (60) days following the delivery of the Closing Balance Sheet, the calculation of Net Working Capital, and the Schedule of Adjustments to notify Buyer in writing of any disagreements with any of the foregoing (such notice, a “Dispute Notice”), specifying the issues in dispute in reasonable detail.  Seller will have reasonable access during normal business hours and upon reasonable notice, to the books, records, work papers and other financial information of the Company, Akos and their respective Subsidiaries related to the preparation of the Closing Balance Sheet, the calculation of Net Working Capital and the Schedule of Adjustments.  Seller’s failure to submit a Dispute Notice to Buyer within such sixty (60) day period shall be deemed acceptance of the Closing Balance Sheet as well as the calculation of Net Working Capital and the Schedule of Adjustments.  In the event Seller timely submits a Dispute Notice to Buyer, the parties will attempt in good faith to resolve such disagreement and, upon such resolution, if any, any Net Working Capital Adjustment shall be made in accordance with the agreement of the parties.  If within ten (10) Business Days (or such longer period as Buyer and Seller shall mutually agree in writing) after delivery to Buyer of the Dispute Notice, the parties are unable to resolve such disagreement, then either Seller, on the one hand, or Buyer, on the other hand, shall have the right to submit the determination of such matters to an independent accountant of national standing reasonably acceptable to Seller and Buyer (the “Independent Auditor”); provided, however, that in default of nomination by agreement within a further period of five (5) Business Days, the Independent Auditor shall be PricewaterhouseCoopers LLP.  Each of Seller and Buyer shall comply, and shall instruct the Independent Auditor to comply, with the terms of reference and procedures set forth below:

(i) Seller and Buyer shall each prepare a written submission within thirty (30) Business Days of the formal appointment of the Independent Auditor on the matters in dispute which, together with the relevant supporting documents, shall be submitted to the Independent Auditor for determination, with copies of such submissions submitted at the same time to each of Seller and Buyer.

(ii) Following delivery of their respective submissions, each of Seller and Buyer shall have the opportunity to comment once only on the other’s submissions by written comment delivered to the Independent Auditor not later than fifteen (15) Business Days after receipt of the other’s submissions by Seller or Buyer (as the case may be), with copies of such comments submitted at the same time to each of Seller and Buyer.

(iii) The Independent Auditor may request further information or clarification on any matter which it in its sole discretion decides is relevant from either of Seller or Buyer.  Any response to such a request which Seller or Buyer (as the case may be) may wish to make shall be delivered to the Independent Auditor not later than ten (10) Business Days after receipt of such request by Seller or Buyer (as the case may be), with copies of such response submitted at the same time to each of Seller and Buyer.

(iv) Unless otherwise directed by the Independent Auditor, following delivery of such a response, Seller and Buyer (as the case may be) shall have the opportunity to comment once only on the response by written comment delivered to the Independent Auditor not later than ten (10) Business Days after receipt of the response by Seller or Buyer (as the case may be), with copies of such comment submitted at the same time to each of Seller and Buyer.

(v) Thereafter, neither Seller nor Buyer (nor any other person or persons acting on behalf of any of them) shall be entitled to make further submissions except insofar as the Independent Auditor so requests in accordance with Sections 3.3(c)(iii) and (iv).

(vi) Each of Seller and Buyer shall instruct the Independent Auditor to give its determination as soon as possible but in any event, unless otherwise agreed between Seller and Buyer, within twenty (20) Business Days of the formal appointment of the Independent Auditor.

(vii) In giving its determination, the Independent Auditor shall state what adjustment (if any) are necessary to be made to the Closing Balance Sheet, the calculation of Net Working Capital and/or the Schedule of Adjustments for the purposes solely of this Agreement in respect of the matters in dispute between Buyer and Seller and referred to it pursuant to this Section 3.3(c) (and, for the avoidance of doubt, not any other matters).

(viii) The Independent Auditor shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Closing Balance Sheet, the calculation of Net Working Capital and/or the Schedule of Adjustments.

(ix) The determination of the Independent Auditor shall, in the absence of manifest error, be final and binding on the parties.

(x) The Independent Auditor shall determine the proportion in which the parties shall bear its costs.  In the absence of a determination as to costs by the Independent Auditor, all such costs shall be apportioned between the parties equally.  Notwithstanding the foregoing, each party shall at all times be responsible for its own costs of presenting its case to the Independent Auditor.

(xi) The Independent Auditor shall act as an expert and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Auditor’s determination.

Notwithstanding anything herein to the contrary, the dispute mechanics contained in this Section 3.3(c) shall be the exclusive mechanics for resolving disputes regarding the Purchase Price adjustments set forth in this Article III, and the date on which such adjustments, if any, are finally determined in accordance with the mechanics set forth in this Section 3.3(c) shall be the “Determination Date.”

(d) If it is determined pursuant to this Section 3.3 that the aggregate Purchase Price paid to Seller as of the Determination Date is less than the Purchase Price as adjusted pursuant to Section 3.3, then, Buyer shall remit such difference to Seller in cash.

(e) If it is determined pursuant to this Section 3.3 that the Purchase Price paid at the Closing is greater than the Purchase Price as adjusted pursuant to Section 3.3, then Seller shall remit such difference to Buyer in cash.

(f) Any cash payment to be made pursuant to this Article III as a result of adjustment made in accordance with the mechanics set forth in Section 3.3(c), shall be paid within five (5) Business Days of the Determination Date by wire transfer of immediately available funds.  Any such payment shall be made to such account or accounts as may be designated by the party entitled to such payment.

Section 3.4. Other Adjustments and Deferred Purchase Price.

(a) Arena Contract.

(i) As soon as possible following December 31, 2013, but in no event later than April 30, 2014, Buyer shall prepare and deliver to Seller a calculation of Net Revenues (the “Revenue Calculation”), recognized by the Akos Business during the 2013 Fiscal Year solely from the Arena Contract.  The Revenue Calculation shall be made on the basis of the accounting principles set forth on Exhibit I .

(ii) Seller will have a period of sixty (60) days following the delivery of the Revenue Calculation to notify Buyer of any disagreements with such calculation.  Seller will have reasonable access during normal business hours and upon reasonable notice to the books, records, work papers and other financial information related to the preparation of the Revenue Calculation.  Failure to notify Buyer within such sixty (60) day period shall be deemed acceptance of the Revenue Calculation.  In the event Seller disagrees with such Revenue Calculation, the dispute mechanics contained in Section 3.3(c) shall be applied.

(iii) In the event the Revenue Calculation (as finally determined ) is less than $697,000, the Purchase Price shall be reduced by $4 for each dollar of shortfall (the “Akos Reduction”); provided, however, in no event will the amount of the Akos Reduction exceed $1,500,000.  The Akos Reduction, if any, shall be satisfied by the payment to Buyer of the amount of such reduction from the Purchase Price Escrow Amount.  The difference, if any, between $1,500,000 and the Akos Reduction will be paid to Seller from the Purchase Price Escrow Amount simultaneously.  In the event the Revenue Calculation equals or exceeds $697,000, Seller shall be promptly paid $1,500,000 from the Purchase Price Escrow Amount. In addition, the Purchase Price will be increased by $2 for each dollar by which the Revenue Calculation exceeds $697,000 (the “Akos Increase”); provided, however, that in no event will the amount of the Akos Increase exceed $750,000.  Any amount payable pursuant to the immediately preceding sentence shall be promptly paid to Seller from the Purchase Price Escrow Amount. The difference, if any, between $750,000 and the Akos Increase will be paid to Buyer from the Purchase Price Escrow Amount.

(b) FTE.

(i) As soon as possible following March 31, 2013, but in no event later than April 30, 2013, Buyer shall prepare and deliver to Seller a calculation of FTE’s as of March 31, 2013 (the “FTE Calculation”).  The FTE Calculation shall be made on the basis of the accounting principles set forth on Exhibit I attached hereto.

(ii) Seller will have a period of sixty (60) days following the delivery of the FTE Calculation to notify Buyer of any disagreements with such calculation.  Seller will have reasonable access during normal business hours and upon reasonable notice to the books, records, work papers and other financial information related to the preparation of the FTE Calculation.  Failure to notify Buyer within such sixty (60) day period shall be deemed acceptance of the FTE Calculation.  In the event Seller disagrees with such FTE Calculation, the dispute mechanics contained in Section 3.3(c) shall be applied.

(iii) In the event the FTE Condition (as finally determined) is met, Seller shall be promptly paid $1,500,000 from the Purchase Price Escrow Amount. In the event the FTE Calculation (as finally determined ) is less than the FTE Condition (as finally determined), the Purchase Price shall be reduced by $100,000 for each FTE less than the FTE Condition (the “FTE Reduction”); provided, however, in no event will the amount of the FTE Reduction exceed $1,500,000.  The FTE Reduction, if any, pursuant to this Section 3.4(b) shall be satisfied by the payment to Buyer of the amount of such reduction from the Purchase Price Escrow Amount.  The difference, if any, between $1,500,000 and the FTE Reduction will be paid to Seller from the Purchase Price Escrow Amount simultaneously.

(c) Seller acknowledges and agrees that, following the Closing, Buyer shall, in its sole and absolute discretion, have complete control over all strategic and operational decisions concerning the Company, Akos, their respective Subsidiaries, the Business and Buyer’s other businesses and may manage and operate the Company, Akos, their respective Subsidiaries, the Business and Buyer’s other businesses as Buyer determines in its sole and absolute discretion.  Seller further agrees that (i) the right of Seller to receive any Deferred Purchase Price does not create in Seller any right to control or direct the management and operations of the Company, Akos, their respective Subsidiaries or the Business and (ii) Buyer has no obligation to operate the Company, Akos, their respective Subsidiaries or the Business in order to maximize any Deferred Purchase Price.  Notwithstanding the foregoing, (i) Buyer shall act in good faith with respect to the foregoing and will not take any action, or authorize or permit any of its Affiliates (including the Company, Akos and their respective Subsidiaries) to take any action, for the sole purpose of reducing the amount of any Deferred Purchase Price, and (ii) during the period from Closing through March 31, 2013, Buyer (x) will operate the ClinForce Business in the ordinary course of business and (y) will not terminate without cause any ClinForce or Assent employee other than the employees set forth on Schedule 3.5(c); provided, however, the foregoing shall not in any way prohibit any Buyer from assigning, selling or transferring the ClinForce Interests, the Shares or any assets of the Business to any other Buyer, any Subsidiary of any Buyer or any Affiliate of any Buyer.

Section 3.5. Purchase Price Allocation.  The Purchase Price (and other relevant items) shall be allocated in accordance with the principles set forth in Exhibit J, which such Exhibit shall be mutually agreed upon by the parties hereto prior to the Closing Date, and the requirements of Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”).  Buyer shall prepare and deliver a draft purchase price allocation to Seller within one hundred eighty (180) days after the Closing Date, which shall be subject to the consent of Seller (such Allocation, as agreed to by the parties, the “Final Allocation”).  If the parties are unable to resolve any disagreements regarding the Final Allocation within sixty (60) Business Days after delivery of such draft, such disagreement shall be resolved in accordance with the mechanics set forth in Section 3.3(c).  Unless otherwise required by law, none of the parties shall take any position inconsistent with the Final Allocation on any Tax Return (including IRS Forms 8594 or 8023) or for any other U.S. federal, state, local or non-U.S. income Tax purpose.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller Parent, US Seller and UK Seller, jointly and severally, represent and warrant to Buyer as follows, as of the date of this Agreement and as of the Closing:

Section 4.1. Organization.  Each of the Company and Akos is a validly existing limited liability company or other legal entity organized pursuant to, and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has full corporate, limited liability company or similar power and authority to carry on its business as now conducted by it and to own or lease its properties and assets.  Each of the Company and Akos is duly qualified and/or licensed to do business and is in good standing as a foreign limited liability company or other legal entity in each jurisdiction in which the nature of its business or ownership or leasing of its properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, condition (financial or otherwise), properties, assets or results of operations of the Company, Akos and their respective Subsidiaries, taken as a whole or (b) the ability of Seller to consummate the transactions contemplated hereby.  Material Adverse Effect shall not include any change, effect, event, occurrence or state of facts directly or indirectly arising out of or attributable to (i) any changes, conditions or effects in the U.S. or U.K. economies or securities or financial markets generally, (ii) any changes, conditions or effects that generally affect the industry in which the Company, Akos or their respective Subsidiaries operate or (iii) conditions caused by an outbreak or escalation or war, armed hostilities or acts of terrorism occurring within or outside of the United States; provided, however, that any event, occurrence, fact, condition, or change referred to in clause (i), (ii) or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company, Akos and their respective Subsidiaries, taken as a whole, compared to other participants in the industries in which the Business is conducted.

Section 4.2. Capitalization; Subsidiaries.

(a) The number of authorized, issued and outstanding ClinForce Interests are set forth on Schedule 4.2(a) of the Disclosure Schedules.  All of the ClinForce Interests are owned of record and beneficially by US Seller, and will be, as of the Closing, free and clear from Encumbrances and have been issued in compliance in all respects with all applicable securities laws and other Applicable Laws.  The ClinForce Interests have been validly issued and are fully paid and nonassessable.  The Company has not granted to any Person any preemptive or other similar rights with respect to any of such limited liability company interests and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by the Company relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of the Company (including the ClinForce Interests) or obligating the Company or any other Person to purchase or redeem any of such equity interests or other equity securities.

(b) Schedule 4.2(b) of the Disclosure Schedules sets forth, with respect to Akos, the number of authorized, issued and outstanding shares of capital stock of each class, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and reserved for any purpose.  The Shares constitute the whole of the allotted and issued share capital of Akos.  UK Seller is the legal and beneficial owner of the Shares, which are validly issued, fully paid and not subject to calls for further payment and as of the Closing will be free from Encumbrances.  There are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase, allotment, transfer or redemption of the Shares or any loan capital of Akos or creation of any Encumbrances over or in respect of the Shares.

(c) Schedule 4.2(c) of the Disclosure Schedules sets forth the names of each Subsidiary of the Company and Akos and shows for each Subsidiary: (i) its jurisdiction of organization and each other jurisdiction in which it is qualified to do business; (ii) the authorized and outstanding capital stock or membership interests; and (iii) the identity of and number of shares of such capital stock or membership interests owned of record by each holder thereof.  Except as set forth on Schedule 4.2(c) of the Disclosure Schedules, none of the Company, Akos or any Subsidiary owns, directly or indirectly, any capital stock or other securities of any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise.

(d) Each Subsidiary is duly organized, validly existing and in good standing in its jurisdiction of organization, with all requisite corporate or limited liability company power to own, lease and operate its Properties and to carry on its business as now being conducted.  Each Subsidiary is duly qualified and/or licensed to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which the nature of its business or ownership or leasing of its Properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

(e) None of Seller, the Company or Akos has granted to any Person any preemptive or other similar rights with respect to any of the capital stock or limited liability company interests of any such Subsidiary and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by Seller, the Company or Akos relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of such Subsidiary or obligating such Subsidiary or any other Person to purchase or redeem any of such equity interests or other equity securities.

Section 4.3. Organization and Authority of Seller; No Conflict; Required Filings and Consents.

(a) Each Seller is a validly existing limited liability company or other legal entity organized pursuant to, and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has full corporate, limited liability company or similar power and authority to carry on its business as now conducted by it and to own or lease its properties and assets.  Each Seller has the full legal right, capacity authority and power to enter into, execute and deliver this Agreement and the Ancillary Agreements (to the extent a party thereto), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated to be performed by such Seller hereby and thereby.  The execution and delivery by each Seller of this Agreement and the Ancillary Agreements (to the extent a party thereto), the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement and each Ancillary Agreements (to the extent a party thereto) have been duly authorized by all necessary corporate action on the part of such Seller.  This Agreement has been, and the Ancillary Agreements (to the extent a party thereto) delivered at Closing will be, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) Except as set forth on Schedule 4.3(b) of the Disclosure Schedules, the execution and delivery by each Seller of this Agreement and the Ancillary Agreements (to the extent a party thereto) does not, and the consummation by it of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the memorandum or articles of association, statutes, by-laws, organizational documents or other terms of charter or corporate regulation of the Company, Akos, any of their respective Subsidiaries or any Seller, (ii) violate any law, rule or regulation applicable to the Company, Akos, any of their respective Subsidiaries or any Seller, or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree or any material agreement to which the Company, Akos, any of their respective Subsidiaries or any Seller is a party, or constitute a default thereunder.

(c) None of the execution and delivery by Seller of this Agreement or any Ancillary Agreements (to the extent a party thereto) or the consummation of the transactions contemplated hereby or thereby will require any consent, approval, order or authorization of, or registration or filing with, any Governmental Entity on the part of the Company, Akos, any of their respective Subsidiaries or any Seller, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) such filings as may be required under the HSR Act, and (iii) such other consents, authorizations, filings, approvals and registrations which are listed on Schedule 4.3(c) of the Disclosure Schedules.

Section 4.4. Financial Statements; Absence of Undisclosed Liabilities.

(a) Seller has delivered to Buyer copies of (i) the unaudited combined balance sheet of the Company, Akos and their respective Subsidiaries as of September 30, 2012 (the “Most Recent Balance Sheet”), and the related unaudited combined statements of operations and cash flows of the Company, Akos and their respective Subsidiaries for the nine-month period then ended (together with the Most Recent Balance Sheet, the “Interim Financials”) and (ii) the unaudited combined balance sheet of the Company, Akos and their respective Subsidiaries as of December 31, 2011, and the related unaudited combined statement of operations and cash flows of the Company, Akos and their respective Subsidiaries for the year ended December 31, 2011 ((i) and (ii) collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, subject to, in the case of the Interim Financials, normal year-end adjustments, the combined financial position, results of operations and cash flows of the Company, Akos and their respective Subsidiaries as of their historical dates and for the periods indicated.  The Financial Statements have been prepared in accordance with GAAP subject to, in the case of the Interim Financials, normal year-end adjustments and, in the case of all the Financial Statements the absence of footnotes.

(c) Except as set forth on Schedule 4.4(c) of the Disclosure Schedules, none of the Company, Akos or their respective Subsidiaries have any debt, liability, or obligation in excess of $75,000, that would, in accordance with GAAP be required to be disclosed on a balance sheet, except those (i) liabilities reflected in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet or (iii) liabilities or performance obligations arising out of or under agreements, contracts, leases or arrangements to which the Company, Akos or their respective Subsidiaries are a party, none of which liabilities results from any breach of any such agreement, contract, lease or arrangement.

Section 4.5. Tax Matters.

Except as set forth on Schedule 4.5 of the Disclosure Schedules:

(a) The Company, Akos and each of their respective Subsidiaries has timely filed or caused to be timely filed all Tax Returns that are required to be filed by it (taking into account any applicable extension of time within which to file) and each such Tax Return is complete and accurate in all respects.

(b) All Taxes of the Company, Akos and each of their respective Subsidiaries that are due and payable (whether or not shown on a Tax Return) have been paid, other than any Taxes being contested in good faith by appropriate proceedings for which reserves have been provided that are adequate (in accordance with GAAP) in all respects.

(c) All Tax deficiencies, assessments or other claims asserted in writing against Company, Akos or any of their respective Subsidiaries by any Tax authority have been paid or fully and finally settled.

(d) None of the Company, Akos or any of their respective Subsidiaries is (i) currently the subject of any Tax audit or other examination (and no Tax audit or other examination is pending or, to the Knowledge of Seller, proposed or threatened) or (ii) engaged in any administrative or judicial proceeding with any Tax authority.

(e) None of the Company, Akos or any of their respective Subsidiaries has entered into a written agreement or waiver extending any statute of limitations relating to any Taxes that has not since expired.

(f) All Taxes that the Company, Akos or any of their respective Subsidiaries was required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party has been duly and timely withheld or collected and, to the extent required, timely paid over to the proper Tax authorities.

(g) None of the Company, Akos or any of their respective Subsidiaries (i) has been a member of any affiliated, consolidated, combined, unitary or similar Tax group for any U.S. federal, state, local or non-U.S. Tax purpose, other than an affiliated or similar group of which Seller Parent is the common parent or (ii) is liable for the Taxes of any other Person (other than Taxes of the Company, Akos or any of their respective current Subsidiaries) under Treasury Regulation Section 1.1502-6 or 1.1502-78 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract (other than pursuant to Commercial Tax Agreements) or otherwise.

(h) No claim has been made in writing by any Tax authority in a jurisdiction in which the Company, Akos or any of their respective Subsidiaries does not pay Tax or file a Tax Return that such entity is or may be subject to Taxation by that jurisdiction.

(i) There are no Tax liens with respect to any asset of the Company, Akos or any of their respective Subsidiaries, other than liens in respect of current Taxes not yet due and payable.

(j) Since December 31, 2005, none of the Company, Akos or any of their respective Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

(k) None of the Company, Akos or any of their respective Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any change in method of accounting with respect to any Pre-Closing Tax Period under Section 481 of the Code (or any similar provision of state, local or non-U.S. law), (ii) any agreement with a Taxing authority or (iii) any installment sale, open transaction or intercompany transaction occurring on or prior to, or prepaid income received on or prior to, the Closing Date.

(l) None of the Company, Akos or any of their respective Subsidiaries has ever participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Since its inception, the Company has been an entity disregarded from its owner for U.S. federal and applicable state and local income Tax purposes.  Since their respective inceptions, each of Assent, Akos and Metropolitan has been a corporation for U.S. federal and applicable state and local income tax purposes.

(n) There is no outstanding power of attorney with respect to any Tax matter of the Company, Akos or any of their respective Subsidiaries.

(o) Seller made available to Buyer true and complete copies of (i) all applicable income and franchise Tax Returns filed by the Company, Akos or any of their respective Subsidiaries for the last three (3) taxable years ended prior to the date of this Agreement (except for those Tax Returns that have not yet been filed) and (ii) any material audit correspondence issued by the IRS or any other taxing authority with respect to any Taxable year of the Company, Akos or any Company Subsidiary that remains open.

(p) Immediately prior to the Closing, Assent and Metropolitan are members of Seller Parent’s “selling consolidated group” within the meaning of Section 338(h)(10)(B) of the Code and each of them is eligible to be the subject of a Section 338(h)(10) election.

(q) None of the property owned by the Company, Akos or any of their respective Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(r) None of the assets of the Company, Akos or any of their respective Subsidiaries directly or indirectly secures any Indebtedness the interest of which is Tax-exempt under Section 103(a) of the Code, and none of the Company, Akos or any of their respective Subsidiaries is directly or indirectly an obligor or a guarantor with respect to such Indebtedness.

Section 4.6. Absence of Certain Changes or Events.    Since June 30, 2012, except as set forth on Schedule 4.6 of the Disclosure Schedules, none of the Company, Akos or any of their respective Subsidiaries have:

(a) suffered any change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) suffered any damage, destruction or loss, whether covered by insurance or not, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) granted or agreed to make any increase in the compensation payable to its directors, officers or employees, except increases (other than to directors, officers, or key employees) granted in the ordinary course of business, consistent with past practices, or increases required by any Employee Plan;

(d) adopted, amended or terminated any Employee Plan;

(e) entered into any employment or severance agreement with, or granted any severance or termination pay to, any director, officer, key employee, group of employees or independent contractor other than as required by any Employee Plan or as required by Applicable Law;

(f) hired or engaged any employee, agent or consultants other than in the ordinary course of business consistent with past practice;

(g) made any change in its accounting methods;

(h) made any change in any financial or Tax accounting method, principle or practice (including any financial or Tax election), except for any such change required by a change in GAAP or applicable Tax law;

(i) settled or compromised any Tax claim, made, modified or revoked any Tax election or amended any Tax Return;

(j) amended its governing organizational documents;

(k) caused or permitted any delay in the payment or discharge of outstanding payables other than in the ordinary course of business consistent with past practice;

(l) taken any action that has resulted in a material change in the historical number of days for the collection of accounts receivable;

(m) entered into any offers or discounts with respect to sales, receivables or future contracts other than in the ordinary course of business consistent with past practice;

(n) experienced any cancellation or, to the Knowledge of Seller, been notified of any threatened cancellation of any Material Contracts;

(o) sold, assigned or transferred, or agreed to sell, assign or transfer any assets or Properties with a fair market or book value in excess of $150,000, or mortgaged, pledged or imposed, or agreed to mortgage, pledge or impose, any Encumbrance on any of the assets or Properties;

(p) acquired or agreed to acquire (by merger, consolidation, or acquisition of stock or assets) of any Person or division thereof;

(q) incurred or assumed any Indebtedness or issued any debt securities or assumed, granted, guaranteed or endorsed, or made any other accommodation arrangement making the Company, Akos or any of their respective Subsidiaries responsible for, the obligations of any other Person, or any loans, advances, capital contributions or investments in any other Person;

(r) made any loan to, or entered into any other transactions with any of its directors, officers or employees other than in the ordinary course of business, consistent with past practices;

(s) cancelled, satisfied or discharged any debts or claims or amended, terminated or waived any rights of value, other than in the ordinary course of business or as expressly set forth in the Financial Statements;

(t) failed to pay when due any liabilities, except with respect to any such liabilities being contested in good faith and identified in Schedule 4.6 of the Disclosure Schedule or as expressly set forth in the Financial Statements;

(u) issued, sold or transferred any of its membership interests or capital stock;

(v) redeemed, purchased or otherwise acquired any of its membership interests or capital stock;

(w) made any declaration, set aside or paid any dividends or other distributions or payments in respect of any of its membership interests or capital stock;

(x) made any capital expenditures exceeding $150,000 per expenditure;

(y) made any write-down or write-off of the value of any asset, except for write-downs and write-offs in the ordinary course of business and consistent with past practice or as expressly set forth in the Financial Statements;

(z) failed to pay any amount of accounts payable or collect any amount of accounts receivable, other than in the ordinary course of business;

(aa) experienced any material change in the manner of conducting the Business or entered into any material transaction (other than the transactions contemplated hereby), in each case other than in the ordinary course of business and consistent with past practice;

(bb) sold, assigned, licensed, abandoned or otherwise disposed of any Intellectual Property except in the ordinary course of business;

(cc) in connection with or as a result of this Transaction or the receipt by Seller of any payment pursuant to Article III or for any other reason, granted, agreed to make or intend to make any payment (in cash or otherwise) to any officer or employee of Seller that, upon consummation of the Transaction, will be an officer or employee of Buyer;

(dd) provided a notice to terminate the contract of employment of any employee of the Company, Akos or any of their respective Subsidiaries and no such  notice is pending, threatened or outstanding, other than such notices issued by Buyer in connection with this Transaction; or

(ee) entered into any agreement to do any of the foregoing.

Section 4.7. Property.

(a) The Company, Akos and their respective Subsidiaries have good and valid title or, in the case of leased assets, a valid leasehold interest, to all of the real property, material tangible and intangible personal property and assets owned or leased by them, free and clear of all mortgages, liens, pledges, charges or encumbrances (collectively “Liens”), except (i) as set forth on Schedule 4.7(a) of the Disclosure Schedules, (ii) Liens for current Taxes not yet due and payable (iii) Liens for amounts not yet delinquent or which are being contested in good faith; (vi) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any; and (v) Liens resulting from deposits made in connection with workers’ compensation, unemployment taxes or insurance, social security and like laws (collectively, “Permitted Liens”).

(b) The tangible or intangible personal property owned or leased by the Company, Akos and their respective Subsidiaries, together with all leased real property of the Company, Akos and their respective Subsidiaries, all owned, leased or licensed Intellectual Property of the Company, Akos and their respective Subsidiaries, and all other assets and rights of the Company, Akos and their respective Subsidiaries, are sufficient for the operation of the Business by the Company, Akos and their respective Subsidiaries as currently conducted.  Except as set forth on Schedule 4.7(b) of the Disclosure Schedules and after giving effect to the Transition Services Agreement, immediately after execution and delivery of this Agreement, the Company, Akos and their respective Subsidiaries will own, or have the right to use, all properties and assets that are used in connection with the Business by the Company, Akos and their respective Subsidiaries on the same economic basis (except as set forth in the Transition Services Agreement) as before the execution and delivery of this Agreement.

(c) None of the Company, Akos or any of their respective Subsidiaries own any Real Property.

(d) Schedule 4.7(d) of the Disclosure Schedules contains a list of all Real Property leased by the Company, Akos and their respective Subsidiaries.  The Company, Akos and their respective Subsidiaries enjoy peaceful possession of all such property.  Seller has previously delivered to Buyer copies of all lease documents relating to such property.  All lease documents are in full force and effect, and except as set forth on Schedule 4.7(d) of the Disclosure Schedules, will continue to be in full force and effect on identical terms after the Closing.  None of the Company, Akos or any of their respective Subsidiaries is in default under any such lease document.  To the Knowledge of Seller, no event has occurred which constitutes or, with the passing of time or giving of notice, or both, would constitute a default by any other party to any such lease document.

(e) To the Knowledge of Seller, neither the whole nor any portion of any Real Property leased by the Company, Akos or any of their respective Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority.

Section 4.8. Intellectual Property.    Schedule 4.8 of the Disclosure Schedules contains a list of the trademarks, service marks, trade names, copyrights, patents, and domain names (collectively, together with all trade secrets, technology, inventions, Software, data, databases, trade dress and all other intellectual property and proprietary information, “Intellectual Property”) owned or licensed by the Company, Akos or any of their respective Subsidiaries in their business.  The Company, Akos and their respective Subsidiaries own, or possess adequate and enforceable licenses or other rights to use, all Intellectual Property used or held for use in connection with the Business as currently conducted, and the consummation of the transactions contemplated hereunder, after giving effect to the Transition Services Agreement, will not impair the Company, Akos and their respective Subsidiaries rights therein.  Except as set forth on Schedule 4.8 of the Disclosure Schedules, (a) to the Knowledge of Seller, there is no violation by any third party of any right of the Company, Akos or any of their respective Subsidiaries with respect to their Intellectual Property, (b) no proceedings are pending or, to the Knowledge of Seller, threatened, alleging that the Company, Akos or any of their respective Subsidiaries are infringing in any respect upon the Intellectual Property rights of any third party or disputing the ownership, validity or enforceability of Intellectual Property; and (c) none of the Company, Akos or any of their respective Subsidiaries has granted any Person a license to any one or more items of the Intellectual Property set forth on Schedule 4.8 of the Disclosure Schedules.  Except as set forth on Schedule 4.8 of the Disclosure Schedules, the operation of the Business by the Company, Akos and their respective Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property rights of any third party.

Section 4.9. Employee Benefit Plans.

(a) Schedule 4.9(a) of the Disclosure Schedules sets forth a list of all “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other employment, compensation or benefit plan, program, policy, agreement or arrangement, contributed to, sponsored or maintained, by the Company, Akos or any of their respective Subsidiaries or any of their Affiliates for the benefit of any current or former employee or officer of the Company, Akos and their respective Subsidiaries (each an “Employee Plan”).  Copies of each of the Employee Plans and, to the extent applicable, each trust agreement, summary plan description and other material communication, and the most recent determination or opinion letter, actuarial valuation and annual report with respect thereto have been made available to Buyer.

(b) Except as set forth on Schedule 4.9(b) of the Disclosure Schedules:  (i) each Employee Plan has been maintained and operated in all material respects in accordance with its terms and Applicable Law, including, without limitation, ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the U.S. Internal Revenue Services (the “IRS”) to the effect that the Employee Plan is qualified under Section 401 of the Code or such Employee Plan utilizes a prototype form plan document and the prototype plan’s sponsor has received a favorable opinion or advisory letter from the IRS; (iii) no material claim (other than routine claims for benefits, and appeals of such claims) or lawsuit is pending, or, to the Knowledge of Seller threatened against or in respect of any Employee Plan; and (iv) to the Knowledge of Seller, no Employee Plan is under audit or investigation by the IRS, the U.S. Department of Labor, or any other Governmental Entity.

(c) None of the Company, Akos or any of their respective Subsidiaries contributes to or has any liability, and no event of circumstance exists or has occurred (or would reasonably be expected to occur) that would reasonably be expected to result in the Company, Akos or any of their respective Subsidiaries having any liability, with respect to any plan subject to Section 412 of the Code or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).  No Employee Plan provides for benefits or coverage for any current or former employee of the Company, Akos or any of their respective Subsidiaries following termination of employment, except as may be necessary to meet the requirements of Section 4980B(f) of the Code or any other Applicable Law.

(d) Except as set forth on Schedule 4.9(d) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not give rise to any liability or increase the amount of compensation or benefits due to any employee of the Company, Akos or any of their respective Subsidiaries solely by reason of such transactions.  No amounts payable under any Employee Plan to any employee or other service provider of the Company, Akos or any of their respective Subsidiaries will fail to be deductible for U.S. federal income Tax purposes by virtue of Section 280G of the Code.

(e) Any Employee Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A(d) of the Code has been operated in a manner intended to comply with the requirements of Section 409A of the Code.

(f) With respect to each Employee Plan that is subject to the law of any jurisdiction outside the United States: (i) the Employee Plan has been registered, if required, and maintained in good standing with the applicable Governmental Entities; (ii) the Employee Plan, if intended to qualify for special Tax treatment, meets the requirements of such treatment; and (iii) the Employee Plan has been funded and/or book-reserved, if required, in accordance with the requirements applicable thereto.

Section 4.10. Contracts.

(a) Except as set forth on Schedule 4.10(a) of the Disclosure Schedules, as of the date of this Agreement, none of the Company, Akos or any of their respective Subsidiaries:

(i) has any employment, change of control, or severance agreements with any of its employees, officers or directors (other than an agreement setting forth an employment-at-will relationship without liability to the Company, Akos or any of their respective Subsidiaries upon termination thereof);

(ii) has any currently effective collective bargaining or union agreements or other collective bargaining agreement with respect to its employees;

(iii) is a party to an agreement that restricts it from competing with any Person or from carrying on its business anywhere in the world;

(iv) to the Knowledge of Seller, is a party to any contract that contains an “exclusivity” or similar provision;

(v) is a party to any lease or agreement under which it is lessee of any real or personal property owned by any other party, for which the annual rental exceeds $50,000;

(vi) is a party to any contract with any employee, officer or director of the Company, Akos or any of their respective Subsidiaries (other than Employee Plans);

(vii) is a party to any contract with any customer or supplier having an annualized spend with respect to the twelve (12) month period ended September 30, 2012 in excess of (A) £50,000 with respect to the Akos Business and (B) $250,000 with respect to the ClinForce Business;

(viii) is a party to any contract relating to a capital expenditure or for the purchase of any equipment, materials, supplies or services in excess of $150,000;

(ix) is a party to any joint venture, partnership, or other arrangement involving a sharing of profits;

(x) is a party to any contract (or group of related contracts) under which the Company, Akos or any of their respective Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness;

(xi) is a party to any contract under which any other Person has provided a guarantee on any Indebtedness of the Company, Akos or any of their respective Subsidiaries;

(xii) is a party to any contract under which the consequences of a default or termination would be reasonably likely to have a Material Adverse Effect;

(xiii) is a party to any contract not wholly on an arm’s length basis in the ordinary and usual course of business;

(xiv) is a party to any material contract which can be terminated by another party thereto as a result of the transactions contemplated by this Agreement; or

(xv) is a party to any contract relating to any Intellectual Property used or held for use in connection with the Business.

The agreements, documents and instruments set forth on Schedule 4.10(a) of the Disclosure Schedules are referred to herein as “Material Contracts.” Seller has made available to Buyer true and complete copies of each Material Contract, including any amendments or supplements thereto.

(b) Each Material Contract is in full force and effect and none of the Company, Akos or any of their respective Subsidiaries is in default under or in breach of any Material Contract that would reasonably be expected to result in a Material Adverse Effect.  Except as described on Schedule 4.10(a) of the Disclosure Schedules or as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of Seller, there is no default or breach or written claim of default or breach by any other party under, or dispute in writing regarding the material terms of, any Material Contract, and, to the Knowledge of Seller, no event has occurred which with the passage of time or the giving of notice or both would constitute a material default or breach by the Company, Akos or any of their respective Subsidiaries or, the Knowledge of Seller, by any other party under any Material Contract or would permit termination, modification or acceleration of any Material Contract or constitute a similar event permitting the termination of the Company, Akos or any of their respective Subsidiaries’ rights under any such Material Contract.

Section 4.11. Compliance with Law; Necessary Authorizations.

(a) Except as set forth on Schedule 4.11(a) of the Disclosure Schedule, the Company, Akos and their respective Subsidiaries are duly complying with all Applicable Laws, except where such noncompliance would not result in a Material Adverse Effect.

(b) Except as set forth on Schedule 4.11(b) of the Disclosure Schedules, (i) the Company, Akos and their respective Subsidiaries have duly obtained all Permits necessary for the conduct of their business, except where the failure to obtain the same would not result in a Material Adverse Effect; (ii) all such Permits are in full force and effect; (iii) each of the Company, Akos and their respective Subsidiaries is in compliance with all the foregoing except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect; and (iv) there are no proceedings pending or, to the Knowledge of Seller, threatened which may reasonably be expected to result in the revocation, cancellation, suspension or modification thereof.

Section 4.12. Labor Matters.

(a) Except as set forth on Schedule 4.12 of the Disclosure Schedules: (i) there is no unfair labor practice complaint against the Company, Akos or any of their respective Subsidiaries pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or other Governmental Entity; (ii) there is no strike or material labor dispute pending or, to the Knowledge of Seller, threatened against the Company, Akos or any of their respective Subsidiaries; and (iii) to the Knowledge of Seller, no union organizing activities are taking place with respect to the Business.

(b) The Company, Akos and each of their respective Subsidiaries are and have been in compliance in all material respects with Applicable Law relating to labor and employment, including but not limited to requirements relating to discrimination, disability, labor relations, hours of work, payment of wages, immigration, workers compensation, working conditions, worker classifications, employee scheduling, occupational safety and health, family and medical leave, plant closings and employee terminations, and since January 1, 2010, no material claim has been asserted or, to Knowledge of Seller, threatened against the Company, Akos or any of their respective Subsidiaries with respect thereto.

(c) The name of each employee of the Company, Akos and each of their respective Subsidiaries, together with the employee’s position, location, start date and annual or hourly rate of pay have been made available to Buyer.  Each officer, member of management and field staff member that is substantially engaged in the Business is an employee of the Company, Akos or one of their respective Subsidiaries.

(d) All individuals that have been classified or treated by the Company, Akos or any of their respective Subsidiaries as independent contractors for federal income and employment tax purposes have been so classified or treated in compliance with Applicable Law.

Section 4.13. Insurance.    Schedule 4.13 of the Disclosure Schedules sets forth a complete and accurate list of all insurance policies or programs of self-insurance that have a policy limit of greater than $500,000 owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by, the Company, Akos or any of their respective Subsidiaries (together, the “Company Insurance Policies”). To the Knowledge of Seller, all Company Insurance Policies are legal, valid, binding and enforceable in accordance with its terms and are in full force and effect and all premiums due thereon hereunder have been paid in full. To the Knowledge of Seller, there are no claims related to the Business pending under any such Company Insurance Policies as to which coverage has been questioned, denied or disputed.   None of the Company, Akos or any of their respective Subsidiaries are in default thereunder.  In the last two years, none of the Company, Akos or any of their respective Subsidiaries has received (i) any notice of cancellation or termination with respect to such Company Insurance Policies, other than in connection with normal renewals of any such insurance policies and programs; (ii) any written notice with respect to any refusal of coverage thereunder; or (iii) any written notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated.  Seller has made available to Buyer true, correct and complete copies of each of the Company Insurance Policies.

Section 4.14. Litigation.  Except as set forth in Schedule 4.14  of the Disclosure Schedules, none of the Company, Akos, any of their respective Subsidiaries is a defendant (including by reason of any crossclaim or counterclaim) in any suit or a party to any other action, legal or administrative proceeding, investigation or arbitration by or before any Governmental Entity (“Proceedings”), nor to the Knowledge of Seller is anyone asserting or threatening to make the Company, Akos, any of their respective Subsidiaries a party to any such Proceedings.  Except as set forth in Schedule 4.14 of the Disclosure Schedules, no Seller is a defendant (including by reason of any crossclaim or counterclaim) in any Proceeding, nor to the Knowledge of Seller is anyone asserting or threatening to make any Seller a party to any such Proceeding, that affects the Company, Akos or any of their respective Subsidiaries or their respective assets, Properties or Business.  Except as set forth in Schedule 4.14 of the Disclosure Schedules, none of the Company, Akos, any of their respective Subsidiaries or any Seller is a defendant (including by reason of any crossclaim or counterclaim) in any Proceeding, nor to the Knowledge of Seller is anyone asserting or threatening to make the Company, Akos, any of their respective Subsidiaries or any Seller a party to any such Proceeding, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  There are no unsatisfied judgments, penalties or awards against or encumbering the Company, Akos, any of their respective Subsidiaries or their respective assets, Properties or Business.  To the Knowledge of Seller, there are no conditions, facts or circumstances that would reasonably be expected to result in any Proceeding involving the Company, Akos, any of their respective Subsidiaries, their respective assets, Properties or the Business that would reasonably be expected to have a Material Adverse Effect.

Section 4.15. Environmental Matters.  To the Knowledge of Seller, except as set forth on Schedule 4.15 of the Disclosure Schedules:

(a) The Company, Akos and each their respective Subsidiaries are in compliance with all applicable Environmental Laws.

(b) The Company, Akos and each of their respective Subsidiaries are not subject to any Environmental Liabilities and there are no conditions, facts or circumstances that would reasonably be expected to result in such Environmental Liabilities.

(c) Each of the Company, Akos and each their respective Subsidiaries is in compliance with all Permits, licenses and other authorizations that are required pursuant to Environmental Laws for the current operation of the Business.

(d) None of the Company, Akos or any of their respective Subsidiaries is in default under, or in violation of, any binding order, judgment or decree or similar binding judicial or administrative ruling issued pursuant to any applicable Environmental Law.

(e) None of the Company, Akos or any of their respective Subsidiaries has entered into any consent decree or other written agreement with any Governmental Entity in settlement of any alleged violation of or liability under any applicable Environmental Law, under which decree or agreement the Company, Akos or any of their respective Subsidiaries has any unfulfilled obligations.  Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.15 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.16. No Brokers.  None of the Company, Akos, any of their respective Subsidiaries or Seller is obligated for the payment of fees or expenses of any broker or finder in connection with the transaction contemplated hereby.

Section 4.17. Condition of Assets.  Except as set forth on Schedule 4.17 of the Disclosure Schedules, the equipment and other tangible assets that the Company, Akos and each of their respective Subsidiaries own or lease are free from material defects, have been maintained in accordance with customary industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are used (subject to normal wear and tear).

Section 4.18. Customers.  Schedule 4.18(a) of the Disclosure Schedules sets forth a list of each customer that individually accounted for more than $250,000 of the gross revenues of the Company, Akos and each of their respective Subsidiaries for each of the Fiscal Years ended December 31, 2011 and December 31, 2012.  Except as set forth on Schedule 4.18(b) of the Disclosure Schedules, (i) none of the Company, Akos or any of their respective Subsidiaries has received written notice that any such customer plans to discontinue its relationship with the Company, Akos or any of their respective Subsidiaries, and (ii) none of the Company, Akos or any of their Subsidiaries is currently engaged in, and to the Knowledge of Seller no conditions, facts or circumstances exist that would reasonably be expected to result in, a material dispute with any such customer.

Section 4.19. Books and Records of the Company.

(a) The minute books of the Company have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The minute books of the Company contain records that are accurate and complete in all material respects of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

(b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions engaged in by the Company, Akos or any of their respective Subsidiaries are executed in material compliance with the general or specific authorizations of management of the Company, Akos and their respective Subsidiaries, (ii) access to assets of the Company, Akos and their respective Subsidiaries is permitted only in accordance with the general or specific authorizations of management of the Company, Akos and their respective Subsidiaries, and (iii) all intercompany transactions, charges and expenses among or between the Company, Akos, their respective Subsidiaries, any Seller and/or their respective Affiliates are accurately reflected at fair arms’ length value on the books and records of the Company, Akos and/or their respective Subsidiaries, as applicable.

Section 4.20. Statutory Books of Akos.

(a) The statutory books, books of account, registers and other records of Akos are up-to-date and maintained in accordance with Applicable Law on a proper and consistent basis and are complete and accurate in all material respects for all matters required to be disclosed or dealt with in them.

(b) Since January 1, 2011, no notice or allegation has been received that any of the statutory books or registers referred to in clause (a) of Akos is incorrect or should be rectified.

(c) All such books and registers are in the possession or under the control of Akos (as applicable).

Section 4.21. Transactions with Seller and Affiliates.  Except as disclosed in Schedule 4.21 of the Disclosure Schedules, no Seller nor any of their respective Subsidiaries and, to the Knowledge of Seller, no Affiliate of the Company, Akos or any of their respective Subsidiaries:

(a) has any cause of action or other claim whatsoever against, or is owed any amount by, the Company, Akos or any of their respective Subsidiaries;

(b) has any interest (including any leasehold interest) in or owns any property (whether real, personal or mixed and whether tangible or intangible) or any right used in the conduct of the Business;

(c) has outstanding any loan or advance from the Company, Akos or any of their respective Subsidiaries, except expense account advances in the ordinary course of business; or

(d) is a party to any contract, lease, sublease or instrument with the Company, Akos or any of their respective Subsidiaries.

Section 4.22. Bank Accounts and Safe Deposit Boxes.  Schedule 4.22 of the Disclosure Schedules lists the title of each bank account of the Company, Akos and each of their respective Subsidiaries and the bank at which that account is maintained.  Schedule 4.22 of the Disclosure Schedules also contains the same information for each safe deposit box leased by the Company, Akos and each of their respective Subsidiaries.

Section 4.23. Powers of Attorney.  None of the Company, Akos or any of their respective Subsidiaries has given a power of attorney which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf.

Section 4.24. Warranties and Indemnities.

(a) None of the Company, Akos or any of their respective Subsidiaries has sold or otherwise disposed of any shares or assets in circumstances such that it is or may be still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.

(b) There has been no breach of any representation, warranty, undertaking, term, condition or indemnity made or given by or on behalf of the Company, Akos or any of their respective Subsidiaries, whether in respect of a sale or other disposal of shares or assets.

Section 4.25. Insolvency.  None of the Company, Akos or any of their respective Subsidiaries is insolvent or unable to pay its debts or has stopped paying its debts as they fall due.

Section 4.26.  Creditors.  To the Knowledge of Seller, no steps have been taken in any applicable jurisdiction to initiate any process by or under which:

(a) the ability of the creditors of the Company, Akos or any of their respective Subsidiaries, to take any action to enforce their debts is suspended, restricted or prevented;

(b) some or all of the creditors of the Company, Akos or any of their respective Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company, Akos or any of their respective Subsidiaries; or

(c) a Person is appointed to manage the affairs, business and assets of the Company, Akos or any of their respective Subsidiaries, on behalf of the Company, Akos or any of their respective Subsidiaries’ creditors.

Section 4.27.   Dissolution.  No process has been initiated which could lead to the Company, Akos or any of their respective Subsidiaries being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

Section 4.28. Regulatory Matters.

(a) There are no lawsuits, arbitrations, tribunals, legal or administrative or regulatory proceedings, charges, complaints or investigations by the U.S. Food and Drug Administration (the “FDA”), the U.S. Department of Health and Human Services (the “HHS”), the U.S. Drug Enforcement Administration (the “DEA”), the U.S. Department of Justice (the “DOJ”), the Medicines and Healthcare products and Regulatory Authority (the “MHRA”) or any other Governmental Entity pending or, to the Knowledge of Seller, threatened against or relating to the Company, Akos or any of their Subsidiaries.

(b) Each of the Company, Akos and their respective Subsidiaries are in compliance with Applicable Laws and regulations of the FDA, the DEA, the HHS, the MHRA and any other Governmental Entity, including without limitation the requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 11, 50, 56, 207 and 312 and the Medicines Act 1968 (as amended) except where such non-compliance would not result in a Material Adverse Effect and, to the extent required, have obtained licenses from, but not limited to the FDA, the DEA, the European Medicines Agency, the UK Institute for Health and Clinical Excellence and the MHRA (as applicable) except where the failure to obtain the same would not result in an Material Adverse Effect, and are in compliance with all such licenses and all applicable regulations promulgated by, but not limited to the FDA, the DEA, the European Medicines Agency, the UK Institute for Health and Clinical Excellence and the MHRA, except where such non-compliance would not result in a Material Adverse Effect.

(c) To the Knowledge of Seller, there are no unresolved reports, warning letters, 483s or other documents received by any Seller, the Company, Assent, Metropolitan or Akos or, to the knowledge of any Seller, Persons providing services for their benefit, from or issued by the FDA, the DEA, the HHS, the MHRA or other Governmental Entity that indicate or suggest lack of compliance with applicable regulatory requirements, in connection with the Business or its operations or activities.

(d) Except as set forth on Schedule 4.28(d) of the Disclosure Schedules, since January 1, 2011, no Person has provided written notice to Seller, the Company, Assent, Metropolitan, Akos or any of their Affiliates or filed a claim for loss or potential loss under any indemnity covering participants in clinical trials conducted by or in connection with the Business.

(e) None of the Company, Akos or any of their respective Subsidiaries has received any written notice that the FDA, the DEA, the HHS, the MHRA or other Governmental Entity has commenced, or threatened to initiate, (1) any action to withdraw any Permit applicable to any of the Business’s activities or any studies being or planned to be conducted by it, or (2) any action to enjoin any of such activities or studies.

(f) None of the Company, Akos or any of their respective Subsidiaries nor, to the knowledge of Seller, any of their officers or employees or persons providing services for their benefit in connection with the Business has been debarred, or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335(a) or authorized by 21 U.S.C. Section 335a(b) or for which suspension is mandated by 21 U.S.C. Section 335(g) or temporary denial of approval is authorized by 21 U.S.C. Section 335(f) or any other applicable standards of any Governmental Entity.

(g) The Company, Akos and their respective Subsidiaries have made available to Buyers copies of all material written communications to or from the FDA, the HHS, the DEA, the MHRA, any other Governmental Entity that have evaluated compliance with requirements enforced by them relating to the Business and its operations or activities.

(h) Copies of all regulatory audits of the Group and copies of all sponsor or other third party audits of the Group and all related correspondence since January 1, 2012 have been provided to Buyer.

Section 4.29. MHRA Reports.  In relation to the MHRA GCP inspectorate inspection report dated 18 May 2011 (the “2011 GCP Report”), the Company has:

(a) not received any written or oral correspondence from the MHRA/GCP Inspectorate since the date of the 2011 GCP Report, whether relating to the 2011 GCP Report or otherwise; and

(b) save for the adverse findings disclosed in the 2011 GCP Report, at all times materially complied with all applicable legislative requirements, established GCP/MHRA guidelines and/or International Conference on Harmonisation good clinical practice.

Section 4.30. Accounts Receivable.  All of the accounts receivable of the Company, Akos and their respective Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are not subject to any loan agreements or other financing contracts entered into by the Company, Akos or any of their respective Subsidiaries and providing for the sale, factoring, pledge or other transfer of such accounts receivable by the Company, Akos or any of their respective Subsidiaries to any other Person. The reserves for doubtful accounts included in the Financial Statements are in accordance with GAAP consistently applied. All intercompany accounts between Seller and its Affiliates with and from the Company, Akos or any of their respective Subsidiaries will be settled prior to Closing and no such accounts or payables will exist at the effective time of the Closing.

Section 4.31. Absence of Outstanding Indebtedness.  None of the Company, Akos or any of their respective Subsidiaries will have, after giving effect to the Closing, any Indebtedness.

Section 4.32. Service Liability. Since December 31, 2011, the Company, Akos and their respective Subsidiaries have not been notified in writing of any material claim against them or their or insurers relating to liability with respect to the services provided by the Company, Akos or any of their respective Subsidiaries, and no payment or settlement of any kind has been made in response to or in anticipation of such a claim

Section 4.33. Information Technology.

(a) Schedule 4.31 of the Disclosure Schedules sets forth a true and correct list of all (i) Software, and (ii) licenses, leases, development agreements, services or maintenance agreements, in each case, used, held for use or relating exclusively to the Company IT Systems.  The Company, Akos and their respective Subsidiaries own or have valid rights to use (by license or lease) the Company IT Systems used or held for use by the Company, Akos and their respective Subsidiaries in the operation of the Business, and the Company IT Systems are sufficient, including bandwidth, scalability and information storage and processing, for the current need of the Business.

(b) The Company, Akos and their respective Subsidiaries have taken commercially reasonable efforts to maintain the Company IT Systems, and the Company IT Systems are functioning in material compliance with all applicable technical specifications.  The Company, Akos and their respective Subsidiaries have taken all actions, in accordance with the good industry practice, to ensure the protection, integrity and security of the Company IT Systems, and all information stored, processed or transmitted thereby, from any unauthorized interruption, access, use or modification by third parties, including employing firewalls, virus and other malicious or disabling code detection and removal programs, and back-up, disaster recovery and business continuity programs.  Since January 1, 2011, there (i) have been no unauthorized intrusions or breaches of security with respect to the Company IT Systems, (ii) has not been any material malfunction of the Company IT Systems that has not been remedied or replaced in all respects, and (iii) has been no material unplanned downtime or service interruption with respect to the Company IT Systems.  The Company, Akos and their respective Subsidiaries have complied with and do comply with, in all material respects, all Applicable Laws and their own rules, policies and procedures, relating to privacy, collection, storage, onward transfer and use of any personally identifiable information or other financial information of all users, employees, customers, and patients of customers that is collected, used, or held for use by the Business, and no claims have been asserted or, to the Knowledge of Seller, threatened, against the Company, Akos or any of their respective Subsidiaries by any third party alleging a violation of any of the foregoing.

(c) The Company IT Systems do not contain third party Software or equipment which are not available from third party suppliers on arm’s length commercial terms and contain sufficient user information to enable reasonably skilled personnel in the field to use and operate them without the need for further assistance.  There is no reason to believe that any rights to use such third party Software or equipment will not be renewed when they expire.  Subject to the Transition Services Agreement, the consummation of the transactions contemplated by this Agreement will not impair the rights of the Company, Akos or any of their respective Subsidiaries to use the Company IT Systems.

(d) The Company, Akos and their respective Subsidiaries have access to and have not disclosed the source code of all and any software included solely in the Company IT Systems to any third party other than under a binding agreement with a reputable escrow agent on the escrow agent’s standard terms.  Nothing has happened which might, and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will not, trigger release of the source code to a third party under any such escrow agreement.

Section 4.34. Administrator.  In relation to Akos:

(a) no administrator has been appointed;

(b) no documents have been filed with the court for the appointment of an administrator; and

(c) no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

Section 4.35. Dividends.  Akos has complied with all applicable laws in relation to the payment of the dividend contemplated by Schedule 6.8 of the Disclosure Schedules, including without limitation, the provisions of the United Kingdom Companies Act 2006 and the articles of association of Akos.

Section 4.36. Actions set out in Schedule 6.7 and Repayment of Indebtedness.  The actions set out in Schedule 6.7 including, without limitation, any write-down of all or a part of the trade receivable owed by Akos to Metropolitan Research Associates, Inc., are lawful and will not result in a breach of any law, regulation, order, judgment or decree of any court or Governmental Entity.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

US Buyer and UK Buyer, jointly and severally, represent and warrant to Seller as follows, as of the date of this Agreement and as of the Closing:

Section 5.1. Organization of Buyer.  Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operation of Buyer.

Section 5.2. Authority; No Conflict; Required Filings and Consents.

(a) Each Buyer has all requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement (to the extent a party thereto), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  The execution and delivery by each Buyer of this Agreement and each Ancillary Agreement (to the extent a party thereto), the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of such Buyer.  This Agreement and each Ancillary Agreement (to the extent a party thereto) has been duly executed and delivered by each Buyer.  This Agreement and each Ancillary Agreement (to the extent a party thereto) constitutes a valid and binding obligation of each Buyer enforceable by Seller against Buyer, in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity.

(b) The execution and delivery by Buyer of this Agreement and each Ancillary Agreement (to the extent a party thereto) does not, and the performance of its obligations hereunder and thereunder, and consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements will not, (i) conflict with, or result in any material violation or breach of any provision of the governing documents of such Buyer, (ii) violate any law, rule or regulation applicable to Buyer, except as would not reasonably be expected to have a material adverse effect or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any material agreement to which Buyer is party or constitute a default thereunder, except in each case as would not reasonably be expected to have a material adverse effect.

(c) None of the execution and delivery by Buyer of this Agreement or any Ancillary Agreement (to the extent a party thereto), the performance of its obligations hereunder or thereunder, or the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements  requires or will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (ii) such filings as may be required under the HSR Act, and (iii) those where the failure to obtain or make, as applicable, such consent, approval, order or authorization of, or registration, declaration or filing would not have a material adverse effect.

Section 5.3. Capital Resources.  Buyer has sufficient resources to pay the Purchase Price as well as all Transaction Expenses, and the Closing is not subject to any financing conditions.

Section 5.4. No Brokers.  Except as set forth in Schedule 5.4 of the Disclosure Schedules, Buyer is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transaction contemplated hereby.

Section 5.5. Investigation by Buyer.  In entering into this Agreement, Buyer has relied solely upon the express representations and warranties of Seller set forth in Article IV.  Buyer acknowledges that, except as set forth in Article IV, neither Seller nor any other Person is making any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer, or any of its attorneys, accountants, consultants or other agents or representatives or any other Person for their benefit.  Buyer acknowledges that, except as expressly set forth in the representations and warranties in Article IV, there are no representations or warranties by Seller of any kind, express or implied, with respect to the Company, Akos or their respective Subsidiaries or their business or assets.

ARTICLE VI.
COVENANTS PRIOR TO CLOSING DATE

Section 6.1. Access to Information.  Between the date of this Agreement and the Closing Date, Seller will, and will cause each of the Company, Akos, their respective Subsidiaries and their respective Representatives to, (a) afford Buyer and its Representatives (collectively, “Buyer’s Advisors”) reasonable access to each of the Company, Akos and their respective Subsidiaries’ personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

Section 6.2. Operation of the Business.  Between the date of this Agreement and the Closing Date, Seller will, and will cause each of the Company, Akos and their respective Subsidiaries to:

(a) conduct the Business only in the ordinary course of business consistent with past practice;

(b) use their commercially reasonable efforts to preserve intact the current business organization of the Company, Akos, their respective Subsidiaries and the Business, take commercially reasonable efforts to keep available the services of the current officers, employees, and agents of the Company, Akos, their respective Subsidiaries and the Business, and take commercially reasonable efforts to maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company, Akos, their respective Subsidiaries and the Business; and

(c) confer with Buyer concerning operational matters of a material nature.

Section 6.3. Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company, Akos and their respective Subsidiaries not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.6 (other than Sections 4.6(a), (b), (n), (q), (w) and (dd)) is likely to occur.

Section 6.4. Required Approvals.  As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company, Akos and their respective Subsidiaries to, seek all consents identified in Schedule 6.4 of the Disclosure Schedules.

Section 6.5. No Negotiation.

(a) Until such time, if any, as this Agreement is terminated pursuant to Article VIII, Seller will not, and will cause the Company, Akos and their respective Subsidiaries and each of their Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.

(b) In addition to the other obligations under this Section 6.5, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.5 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.6. Commercially Reasonable Efforts.  Between the date of this Agreement and the Closing Date, (i) Seller and Buyer will use their commercially reasonable efforts to cause the conditions in Article VII to be satisfied and (ii) Seller will use its commerically reasonable efforts to have the migration of all Business data to Seller Parent’s cloned system complete prior to the Closing Date.

Section 6.7. Completion of Actions set out in Schedule 6.7 and Repayment of Indebtedness.  Between the date of this Agreement and the Closing Date (and, for the avoidance of doubt, prior to the Closing), Seller shall procure the completion of all of the actions and procedures set out in Schedule 6.7 hereto.

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.1. Conditions to Each Party’s Obligation.  The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to the Closing of the following conditions:

(a) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall have been issued; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of the transactions contemplated by this Agreement illegal.

Section 7.2. Additional Conditions to Obligations of Buyer.    The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(b) Indebtedness.  The Company, Akos and their respective Subsidiaries shall not be subject to any Indebtedness immediately following the Closing.

(c) Estimated Net Working Capital Certificate.  Not later than one (1) Business Day, and no earlier than two (2) Business Days, prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificate (the “Estimated Net Working Capital Certificate”) of the Chief Financial Officer of Seller Parent setting forth its good faith Estimated Net Working Capital.  Such certificate shall include a reasonably detailed calculation and description of how the Estimated Net Working Capital was determined, and Buyer shall have agreed with such calculation.

(d) Deliverables.  Buyer shall have received the deliveries set forth in Section 2.6.

(e) Consents.  Seller shall have obtained all consents set forth on Schedule 6.3 of the Disclosure Schedules.

(f) No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) Certificate. Buyer shall have received a certificate, dated the Closing Date, signed by an officer of Seller to the effect that the conditions set forth in this Section 7.2 have been satisfied.

(h) Employee Insurance.  The New Employee Insurance Policy shall be in full force and effect as of the Closing Date.

Section 7.3. Additional Conditions to Obligations of Seller.    The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(b) Deliverables.  Seller shall have received the deliveries set forth in Section 2.7.

(c) Certificate.  Seller shall have received a certificate, dated the Closing Date, signed by an officer of Buyer to the effect that the conditions set forth in this Section 7.3 have been satisfied.

ARTICLE VIII.
TERMINATION

Section 8.1. Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material breach of any provision of this Agreement (other than a breach of the representations or warranties set forth in Article IV or Article V) has been committed by the other party and such breach has not been waived;

(b) by either Buyer or Seller if any of the conditions in Section 7.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible;

(c) (i) by Buyer if any of the conditions in Section 7.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 7.3 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(d) by mutual consent of Buyer and Seller; or

(e) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 15, 2013, or such later date as the parties may agree upon, but in no event later than February 28, 2013.

Section 8.2. Effect of Termination.  Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.12, 12.14 and 12.16 will survive; provided, however, that if this Agreement is terminated by a party pursuant to Section 8.1(a) or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE IX.
INDEMNIFICATION

Section 9.1. Indemnification of Buyer.    From and after the Closing and subject to the limitations contained in this Article IX, Seller Parent, US Seller and UK Seller will, jointly and severally, indemnify Buyer, its Affiliates (including the Company, Akos and their respective Subsidiaries) and each of their respective officers, directors and Affiliates (collectively, the “Buyer Indemnified Parties”) and hold the Buyer Indemnified Parties harmless against any loss, expense, liability, obligation, cost or other damage, including reasonable attorneys’ fees, to the extent of the actual amount of such loss, expense, liability or other damage (without regard to the use of any multiplier) (collectively, “Damages”) that the Buyer Indemnified Parties have incurred by arising out of (i) the inaccuracy or breach by Seller of any representation or warranty of Seller contained in Article IV of this Agreement; (ii) a breach by Seller of any covenant of Seller contained in this Agreement; (iii) any claim, demand, assessment, action, suit or Proceeding related to or arising out of the alleged or claimed transfer, prior to Closing, of obligations from any client of the Company, Akos or any of their respective Subsidiaries to the Company, Akos or any of their respective Subsidiaries pursuant to 21 CFR 312.52(a) of the Code of Federal Regulations, (iv) the employment and/or any termination of the employees set forth on Schedule 9.1 of the Disclosure Schedules, (v) Akos having been a party to, or engaged in, any agreement, action, decision or activity which is or which may be held to be prohibited, void or illegal or in breach of the financial assistance provisions of Section 151 to 158 of the United Kingdom Companies Act 1985, or (vi) any event resulting in a claim or any claim for medical expenses (including hospitalizations with the first date of hospitalization occuring prior to the Closing Date) incurred on or prior to the Closing Date, but in no event for any medical expenses incurred or hospitalizations with the first date of hospitalization occuring after the Closing Date.  All such calculations of Damages shall take into account any insurance proceeds received by the Buyer Indemnified Parties (net of all reasonable costs, charges and expenses incurred by the Buyer Indemnified Party in obtaining such recovery, and any increase in insurance premiums resulting from such claim) in connection with the matter out of which such Damages shall arise.  The Buyer Indemnified Parties agree to use commercially reasonable efforts to obtain such insurance proceeds.  If an indemnification payment is received by any Buyer Indemnified Party, and such Buyer Indemnified Party later receives insurance proceeds, other third party recoveries in respect of the related Damages, such Buyer Indemnified Party shall promptly pay to Seller such amount.  Nothing in this Section 9.1 shall permit any Seller to delay making any payment owing to a Buyer Indemnified Party under this Section 9.1. Notwithstanding anything herein to the contrary, (a) the Buyer Indemnified Parties shall not be entitled to seek indemnification under this Section 9.1 with respect to any Damages unless and until the aggregate amount of all Damages suffered by the Buyer Indemnified Parties exceeds in the aggregate $500,000 and then the Buyer Indemnified Parties shall only be entitled to indemnification for such aggregate amount in excess of $400,000; (b) the Buyer Indemnified Parties shall not be deemed to have incurred any Damages unless the Damages arising from an individual claim exceed (together with all other claims so substantially related as to effectively constitute one claim) $25,000; (c) the aggregate amount of all payments to which the Buyer Indemnified Parties shall be entitled to receive under this Section 9.1 shall in no event exceed the Cap; and (d) the amount to which any Buyer Indemnified Party may become entitled under this Section 9.1 shall be reduced by any accruals or reserves with respect to the matters to which the Damages relate to the extent such accruals or reserves are included as a liability in the calculation of Net Working Capital.  The limitations set forth in (a), (b) and (c) of the preceding sentence shall not apply to (A) claims pursuant to clause (ii), clause (iii), clause (iv), clause (v) or clause (vi) of the first sentence of Section 9.1; and (B) claims relating to breaches of the representations contained in the first sentence of Section 4.1, Section 4.2(a), Section 4.2(b), the first sentence of Section 4.2(d), Section 4.2(e), Section 4.3(a), Section 4.15 and Section 4.16; and (C) any claims for fraud.  Seller shall not be liable for any punitive, special, consequential, exemplary or incidental Damages, except to the extent such Damages are payable with respect to the claim of a third party for which Seller is required to indemnify the Buyer Indemnified Parties hereunder. Seller shall not be liable for Damages based on lost profits, diminution of value or computed on a multiple of earnings or any similar basis that may have been used at arriving at the Purchase Price. Notwithstanding anything to the contrary in this Agreement, this Article IX shall not apply to any Indemnification with respect to any Tax matters, which shall be exclusively governed by Article X.

Section 9.2. Indemnification of Seller.  From and after the Closing and subject to the limitations contained in this Article IX, US Buyer and UK Buyer will, jointly and severally, indemnify Seller, its Affiliates and their respective officers, directors, and Affiliates (collectively, the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless against any Damages that the Seller Indemnified Parties have incurred by reason of (i) the inaccuracy or breach by Buyer of any representation or warranty of Buyer contained in Article V of this Agreement or (ii) by reason of a breach by Buyer, any covenant of Buyer contained in this Agreement (“Seller Breach Claims”).  All such calculations of Damages shall take into account any insurance proceeds received by the Seller Indemnified Parties (net of all reasonable costs, charges and expenses incurred by the Seller Indemnified Party in obtaining such recovery, and any increase in insurance premiums resulting from such claim) in connection with the matter out of which such Damages shall arise.  The Seller Indemnified Parties agree to use commercially reasonable efforts to obtain such insurance proceeds.  If an indemnification payment is received by any Seller Indemnified Party, and such Seller Indemnified Party later receives insurance proceeds or other third party recoveries in respect of the related Damages, such Seller Indemnified Party shall promptly pay to Buyer such amount.  Nothing in this Section 9.2 shall permit any Buyer to delay making any payment owing to a Seller Indemnified Party under this Section 9.2.  Seller shall be deemed to have waived any claim for Damages arising out of Seller Breach Claims if, prior to the Closing, Seller was aware of any fact, matters or circumstances underlying such misrepresentation or breach.  Buyer shall not be liable for any punitive, special, consequential, exemplary or incidental Damages.

Section 9.3. Exclusive Remedies.  The parties agree that notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to (i) the adjustments provided in Article III and (ii) claims based on fraud, the indemnification provisions of this Article IX and Article X are the sole and exclusive remedies of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby.  From and after the Closing, to the maximum extent permitted by law, except with respect to claims based on fraud, the parties hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection with the transactions contemplated hereby, whether under any foreign, federal, state, provincial or local laws, statutes, ordinances, rules, regulations, requirements or orders at common law or otherwise.

Section 9.4. Survival of Representations and Warranties.  All representations and warranties contained in Articles IV and V shall survive the Closing and shall remain in full force and effect until the 548th day following the Closing Date; provided, however, that the representations and warranties contained in (i) the first sentence of Section 4.1, Section 4.2(a), Section 4.2(b), the first sentence of Section 4.2(d), Section 4.2(e), Section 4.3(a) and Section 4.16 shall remain in full force and effect indefinitely and (ii) Section 4.15 shall remain in full force and effect until the expiration of the applicable statute of limitations.  No party will have any liability (for indemnification or otherwise) with respect to any representations or warranty unless on or before the applicable survival date the other party provides the liable party with the information required by Section 9.5(a).

Section 9.5. Terms and Conditions of Indemnification; Resolution of Conflicts.

(a) Any party seeking indemnification must give the other party prompt notice of the claim for Damages (i) stating the aggregate amount of the Damages or an estimate thereof, in each case to the extent known or determinable at such time and (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach or claim to which such item is related. So long as notice is received on or prior to the applicable survival date, no delay on the part of the indemnified party in notifying any indemnifying party shall relieve the indemnifying party from any liability or obligation hereunder unless (and then solely to the extent that) the indemnifying party thereby is materially prejudiced by such failure to give notice.

(b) The respective obligations and liabilities of the parties to indemnify pursuant to this Article IX in respect of any Damages arising from a claim by a third party shall be subject to the following additional terms and conditions:

(i) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing reasonably satisfactory to the indemnified party, the defense, compromise, and settlement of such claim; provided, however, that the indemnifying party shall not, without the prior written consent of the indemnified party (such consent not to be unreasonably withheld, conditioned or delayed), consent to a compromise or settlement of such claim.

(ii) In the event that the indemnifying party shall elect not to undertake such defense, or within thirty (30) days after notice of any such claim from the indemnified party shall fail to defend, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing; provided, however, that the indemnified party shall not, without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld, conditioned or delayed), consent to a compromise or settlement of such claim.

(iii) Notwithstanding anything in this Section 9.5 to the contrary, (A)  the indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim, (B) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any claim or consent to entry of any judgment (such consent not to be unreasonably withheld, conditioned or delayed), (C) in the event that the indemnifying party undertakes defense of any claim, the indemnified party by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement, and (D) in the event the indemnifying party and the indemnified party are unable to cooperate or agree with respect to the defense, consent, settlement or compromise of any claim, the parties shall engage an independent arbitrator to consult with the indemnifying party, the indemnified party and their respective counsels and other representatives in connection with such claim, and the decision of the arbitrator as to the defense, consent, settlement or compromise of any claim shall be binding and conclusive upon the parties to this Agreement.

(c) If Seller or Buyer shall object in writing to any claim or claims by a Buyer Indemnified Party or Seller Indemnified Party, as the case may be, Seller and Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.

ARTICLE X.
TAX MATTERS

Section 10.1. Tax Treatment of the Transaction

.  The parties agree that, for U.S. federal and applicable state and local income Tax purposes, the sale of the ClinForce Interests shall be treated as a deemed sale of assets of the Company, which assets include the stock of Assent and Metropolitan and, unless otherwise required by law, no party nor any of its Affiliates shall take any position inconsistent therewith on any Tax Return or for any other Tax purpose.

Section 10.2. Tax Returns and Tax Payments

.

(a) Seller shall (i) prepare, or shall cause to be prepared, and timely file, or cause to be timely filed, all consolidated, affiliated, combined, unitary or similar Tax Returns of Seller Parent’s tax group that include the Company, Akos or any of their respective Subsidiaries (“Consolidated or Combined Tax Returns”) and (ii) timely pay all Taxes payable in respect of such Tax Returns, including all such Taxes related to the Section 338(h)(10) Election.  All Consolidated or Combined Tax Returns shall be prepared in a manner that is consistent with the Final Allocation.

(b) With respect to any Pre-Closing Tax Period (other than a Straddle Period), Seller shall prepare, or shall cause to be prepared, all Income Tax Returns of the Company, Akos or any of their respective Subsidiaries not described in Section 10.2(a) above.  Each such Income Tax Return shall be prepared in a manner consistent with the past practices of Seller, the Company, Akos and their respective Subsidiaries, except as required by applicable law or the Final Allocation.  With respect to each such Income Tax Return, (i) Seller shall deliver to Buyer, no later than twenty (20) days prior to the due date (taking into account extensions) for the filing of such Income Tax Return, a draft of such Income Tax Return for review by Buyer and (ii) Seller and Buyer shall cooperate to resolve any disagreements prior to the required due date for filing such Income Tax Return.  If the parties are unable to resolve all open issues with respect to any such Income Tax Return no later than five (5) days prior to the due date for filing such Income Tax Return, any unresolved issues shall be resolved by the Independent Auditor in the manner provided in Section 3.3(c). If the Independent Auditor is unable to resolve all open issues before the filing due date, such Income Tax Return shall be finalized and filed in the manner proposed by Buyer.  No later than two (2) Business Days prior to the due date for filing each such Income Tax Return, Seller shall pay to Buyer in cash an amount equal to all Taxes payable with respect to such Income Tax Return, and, if the Independent Auditor subsequently determines that Seller’s position with respect to any unresolved issue was correct, Buyer shall promptly repay any excess amount to Seller. Buyer shall timely file, or cause to be timely filed, each such Income Tax Return and shall timely pay, or cause to be timely paid, all Taxes payable with respect to each such Income Tax Return.

(c) With respect to any Pre-Closing Tax Period (other than a Straddle Period), Seller shall prepare, or shall cause to be prepared, all Tax Returns of the Company, Akos or any of their respective Subsidiaries that are neither Consolidated or Combined Tax Returns nor Income Tax Returns.  Each such Tax Return shall be prepared in a manner consistent with the past practices of Seller, the Company, Akos and their respective Subsidiaries, except as required by applicable law or the Final Allocation.  With respect to each such Tax Return, (i) Seller shall deliver to Buyer, no later than the earlier of seven (7) days prior to the due date (taking into account extensions) for the filing of such Tax Return or ninety (90) days after the Closing Date, a draft of such Tax Return for review by Buyer and (ii) Seller and Buyer shall cooperate to resolve any disagreements prior to the required due date for filing such Tax Return.  To the extent the parties are unable to resolve any open issues with respect to any such Tax Return in a timely manner, such Tax Return shall be finalized and filed in the manner proposed by Buyer. Buyer shall timely file, or cause to be timely filed, each such Tax Return and shall timely pay, or cause to be timely paid, all Taxes payable with respect to each such Tax Return.

(d) With respect to any Straddle Period, Buyer shall prepare, or shall cause to be prepared, all Income Tax Returns of the Company, Akos or any of their respective Subsidiaries.  Each such Income Tax Return shall be prepared in a manner consistent with the past practices of Seller, the Company, Akos and their respective Subsidiaries, except as required by Applicable Law or the Final Allocation.  With respect to each such Income Tax Return, (i) Buyer shall deliver to Seller, at least twenty (20) days prior to the due date (taking into account extensions) for the filing of such Income Tax Return, a draft of such Income Tax Return for review by Seller and (ii) Seller and Buyer shall cooperate to resolve any disagreements prior to the required due date for filing such Income Tax Return. If the parties are unable to resolve all open issues with respect to any such Income Tax Return no later than five (5) days prior to the due date for filing such Income Tax Return, any unresolved issues shall be resolved by the Independent Auditor in the manner provided in Section 3.3(c). If the Independent Auditor is unable to resolve all open issues before the filing due date, such Income Tax Return shall be finalized and filed in the manner proposed by Buyer.  No later than two (2) Business Days prior to the due date for filing each such Income Tax Return, Seller shall pay to Buyer in cash an amount equal to all Taxes payable with respect to such Income Tax Return, and, if the Independent Auditor subsequently determines that Seller’s position with respect to any unresolved issue was correct, Buyer shall promptly repay any excess amount to Seller. Buyer shall timely file, or cause to be timely filed, each such Income Tax Return and shall timely pay, or cause to be timely paid, all Taxes payable with respect to each such Income Tax Return.

(e) With respect to any Straddle Period, Buyer shall (i) prepare or cause to be prepared any Tax Returns other than Income Tax Returns that are due after the Closing Date (taking into account extensions) and (ii) timely file, or cause to be timely filed, each such Tax Return and shall timely pay, or cause to be timely paid, all Taxes payable with respect to each such Tax Return.  Each such Tax Return shall be prepared in a manner consistent with the past practices of Seller, the Company, Akos and their respective Subsidiaries, except as required by Applicable Law or the Final Allocation.

Section 10.3. Allocation of Taxes

.  For all purposes of this Agreement, any Tax liability with respect to any Straddle Period shall be apportioned between the pre-Closing and post-Closing portions of such Straddle Period based on an interim closing of the books as of the end of the Closing Date (i.e., the Tax liability for each portion of the Straddle Period shall be computed as if each portion were a separate Tax period), except for ad valorem property Taxes, which shall be prorated on a daily basis.

Section 10.4. Tax Refunds

  Any refunds of Taxes of the Company, Akos or any of their respective Subsidiaries for any Pre-Closing Period or the pre-Closing portion of any Straddle Period (determined in accordance with Section 10.3), other than (i) any refunds resulting from carrybacks from any Post-Closing Tax Period, (ii) any refunds reflected as an asset in the calculation of the final Net Working Capital as determined pursuant to Section 3.3 and (iii) any refund of “excess” Taxes with respect to which Buyer previously repaid to Seller pursuant to the provision contained in the sixth sentence of each of Section 10.2(b) and Section 10.2(d), shall be for Seller’s account and, if received by Buyer, the Company, Akos or any of their respective Subsidiaries, the amount of such refunds (net of any Taxes attributable thereto and any expenses of obtaining such refund) shall be paid in cash by Buyer to Seller within ten (10) Business Days after receipt thereof,  provided that, none of Buyer, the Company, Akos or any of their respective Subsidiaries shall have any obligation to pursue any refunds. If, with respect to any Taxes accrued as a liability in the calculation of the final Net Working Capital as determined pursuant to Section 3.3, the amount actually paid on the applicable Tax Return filed by Buyer is less than the amount accrued with respect to such Taxes, Buyer shall promptly pay the difference to Seller in cash.

Section 10.5. Cooperation on Tax Matters

.  Seller and Buyer will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company, Akos and any of their respective Subsidiaries (including through the provision of any records or information or explanations with respect thereto, reasonably requested).  The Seller and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to the Company, Akos and their respective Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all reasonable record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

Section 10.6. Transfer Taxes

.  Notwithstanding anything to the contrary herein, all transfer, real estate transfer, stock transfer, documentary, sales, use, stamp, recording and other similar Taxes (including any related penalties, additions to Taxes and interest) imposed on or in connection with the purchase of the Interests (“Transfer Taxes”) shall be paid one-half by Seller and one-half by Buyer, other than any Stamp Duty payable in respect of the transfer of the Shares (which shall be the responsibility of Buyer).  Seller shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes (other than the Stamp Duty, any Tax Return for which shall be prepared and filed by Buyer), and, if required by applicable law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, this Section 10.6 shall not apply to any Income Taxes attributable to the Section 338(h)(10) Election, all of which shall be the responsibility of Seller.

Section 10.7. Tax Sharing Agreements

.  All agreements or arrangements with respect to Tax matters between the Company, Akos or any of their respective Subsidiaries on the one hand, and Seller or Seller Parent or any Affiliate of Seller or Seller Parent on the other hand, shall be terminated or modified prior to the Closing so as to cause there to be no continuing liability on the part of the Company, Akos or any of their respective Subsidiaries.

Section 10.8. Tax Indemnification

.  Seller shall, without duplication, indemnify, defend and hold Buyer and its respective Affiliates (including, for the avoidance of doubt, the Company, Akos and each of their respective Subsidiaries) harmless from and against all Damages arising from or in connection with (i) any Taxes of the Company, Akos or any of their respective Subsidiaries for, or with respect to, any Pre-Closing Tax Period, including all corporate and shareholder Taxes resulting from the Section 338(h)(10) Election, (ii) any Taxes of any other Person imposed on the Company, Akos or any of their respective Subsidiaries, or for which the Company, Akos or any of their respective Subsidiaries is liable, under Treasury Regulation Section 1.1502-6 or 1.1502-78 or any similar provision of state, local or non-U.S. law, or as a transferee or successor, by contract, operation of law or otherwise, which Taxes relate to an affiliation, connection, event or transaction occurring, or a contract entered into, before the Closing, (iii) any breach of any representations and warranties in Section 4.5 (which representations and warranties shall be read, for this purpose, without any materiality, knowledge or similar qualifiers) and (iv) any breach by Seller of any covenants in this Article X (including with respect to Transfer Taxes described in Section 10.6), except in each case, to the extent such Taxes are specifically accrued as a liability in the calculation of the final Net Working Capital as determined pursuant to Section 3.3 (as reduced by any amount paid by Buyer to Seller pursuant to the last sentence of Section 10.4).  Payment in respect of any Damages shall be made in cash by Seller to Buyer within ten (10) days after a written request therefor is given by Buyer to Seller, accompanied by an explanation of Buyer’s request and any supporting computations.

Section 10.9. Tax Treatment of Indemnification Payments

.  Any indemnification payment made pursuant to Articles IX or X of this Agreement shall be treated by all parties as an adjustment to the purchase price for all Tax purposes.

Section 10.10. Survival

.  Notwithstanding anything in this Agreement to the contrary, the representations, warranties, covenants and agreements contained in Section 4.5 and this Article X shall survive the Closing and continue in full force and effect until one hundred twenty (120) days after the expiration of the applicable statute of limitations.

Section 10.11. Tax Audits.

(a) Upon receipt by Seller or any of its affiliates, on the one hand, or Buyer, the Company, Akos, or any of their respective Subsidiaries, on the other hand, of a written notice of any Tax audits, examinations, assessments or other claims that could give rise to a claim for indemnity under Section 10.8 hereof (an “Indemnifiable Tax Liability”), the receiving party shall give prompt notice thereof to the other party (the “Tax Claim Notice”); provided that any failure of a party to provide a Tax Claim Notice shall not affect such party’s rights to indemnification under Section 10.8 except to the extent that the indemnifying party is actually and materially prejudiced thereby.

(b) Seller shall have exclusive control, at its expense, of the contest, either administratively or judicially, of any Tax proceeding with respect to any Tax matter arising in respect of a Consolidated or Combined Tax Return, provided that if any Tax authority directly initiates a Tax proceeding in respect of any such Tax matter against Buyer, the Company, Akos, or any of their respective Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 or 1.1502-78 or any similar provision of state, local or non-U.S. law, Buyer shall have exclusive control with respect to any such Tax proceeding.

(c) Buyer shall have exclusive control, at its expense, of the contest of any administrative Tax proceeding with respect to any Tax matter involving the Company, Akos or any of their respective Subsidiaries that relates to a Pre-Closing Tax Period other than a Straddle Period and is not described in Section 10.11(b) (a “Pre-Closing Separate Company Tax Matter”).  To the extent any Pre-Closing Separate Company Tax Matter may give rise to an Indemnifiable Tax Liability, (i) Buyer shall reasonably and in good faith consult with Seller with respect to the defense against, or compromise or settlement of, such administrative Tax proceeding, (ii) Seller may participate, at its own expense, in the defense against, or compromise or settlement of, such administrative Tax proceeding and (iii) Buyer shall not settle or compromise the applicable Tax matter that is the subject of such administrative Tax proceeding without obtaining the prior written consent of Seller (not be unreasonably withheld, delayed or conditioned).  If Buyer is unable to settle or compromise at the administrative level any Pre-Closing Separate Company Tax Matter that may give rise to an Indemnifiable Tax Liability, Seller shall have exclusive control, at its expense, of the contest of any judicial Tax proceeding with respect to such Pre-Closing Separate Company Tax Matter; provided that (i) Seller shall reasonably and in good faith consult with Buyer with respect to the defense against, or compromise or settlement of, such judicial Tax proceeding, (ii) Buyer may participate, at its own expense, in the defense against, or compromise or settlement of, such judicial Tax proceeding and (iii) Seller shall not settle or compromise the applicable Tax matter that is the subject of such judicial Tax proceeding without obtaining the prior written consent of Buyer (not be unreasonably withheld, delayed or conditioned).

(d) Buyer shall have exclusive control, at its own expense, of any administrative or judicial Tax proceeding with respect to any Straddle Period; provided, however, that, to the extent such proceeding may give rise to an Indemnifiable Tax Liability, (i) Buyer shall reasonably and in good faith consult with Seller with respect to the defense against, or compromise or settlement of, such administrative or judicial proceeding, (ii) Seller may participate, at its own expense, in the defense against, or compromise or settlement of, such administrative or judicial proceeding and (iii) Buyer shall not settle or compromise the applicable Tax matter that is the subject of such administrative or judicial Tax proceeding without obtaining the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned).

Section 10.12. Section 338(h)(10) Election

.  At the Closing, Seller Parent and US Seller shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state and local Tax law) with respect to the purchase of the stock of Assent and Metropolitan (the “Section 338(h)(10) Election”).  Seller and Buyer shall take any actions (including after Closing) as may be necessary in order to effectuate such Section 338(h)(10) Election and Seller shall pay all corporate and shareholder level Taxes relating to such Section 338(h)(10) Election.

ARTICLE XI.
RESTRICTIVE COVENANTS

Section 11.1. Non-Competition.  Without the express written consent of Buyer, neither Seller Parent nor any Subsidiary of Seller Parent (the “Restricted Parties”) shall, at any time during the five (5) year period following the Closing Date (the “Restricted Period”), directly or indirectly, for itself or on behalf of or in conjunction with any other Person, in any jurisdiction worldwide (the “Restricted Area”), (i) own, manage, control or participate in the ownership, management or control of any business, or engage in any activity that would be in competition with the Business as it existed as of the Closing Date, whether as an employer, proprietor, partner, stockholder, trustee, beneficiary, owner, joint venturer, investor, independent contractor, consultant, agent, lender, adviser or sales representative or (ii) take any action that is designed, intended or reasonably likely to have the effect of discouraging any customer, supplier, vendor, licensor, lessor, agent, employee, consultant, independent contractor or any other Person under contract or otherwise associated or doing business with the Business from maintaining the same business relationships with Buyer, its Subsidiaries (including the Company, Akos and their respective Subsidiaries) and their respective Affiliates after the Closing as it maintained prior to the Closing; provided that the Restricted Period with respect to the Akos Business shall be two (2) years and the Restricted Area shall be limited to the United Kingdom. Notwithstanding the foregoing, any Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party individually, and the Restricted Parties taken as a whole, are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

Section 11.2. Non-Solicitation

.  During the Restricted Period, no Restricted Party shall hire or solicit any of the individuals set forth on Schedule 11.2(a) of the Disclosure Schedules or encourage any such Person to leave their employment with Buyer or any of its Subsidiaries, except pursuant to a general solicitation which is not directed specifically to any such individual; provided, that nothing in this Section 11.2 shall prevent any Restricted Party from hiring (i) any such Person whose employment has been terminated by Buyer or any of its Subsidiaries; or (ii) after ninety (90) days from the date of termination of employment, any such Person whose employment has been terminated by such Person. Notwithstanding the foregoing, no Restricted Person shall solicit (other than pursuant to a general solicitation which is not directed specifically to any such individual) or hire the individuals sets forth on Schedule 11.2(b) during the Restricted Period.

Section 11.3. Continuing Employees

.  Seller hereby agrees that following the Closing it will not, directly or indirectly, in connection with or as a result of this Transaction or the receipt by Seller of any payment pursuant to Article III or for any other reason, make any payment (in cash or otherwise) to any officer or employee of Seller that, upon consummation of the Transaction, will be an officer or employee of Buyer, except to the extent set forth in a side letter between Seller Parent and US Buyer dated the date hereof.

Section 11.4. General.

(a) Each of the parties hereto acknowledges and agrees that the provisions of this Article XI have been specifically negotiated by sophisticated commercial parties and that each was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.

(b) Seller acknowledges and agrees that (i) the market in which the Business competes is worldwide in scope, there exists worldwide competition for the services of the Business, and that the covenants and agreements contained in Sections 11.1, 11.2 and 11.3 (collectively, the “Restrictive Covenants”) impose a reasonable restraint in light of the activities and business of Seller on the date of this Agreement; (ii) it is the intention of the parties hereto that the entire goodwill of the Business be transferred to Buyer as part of the transactions contemplated hereby, including but not limited to the goodwill existing between the Business, on the one hand, and its customers, suppliers, vendors, licensors, lessors, agents, employees, consultants and other Persons under contract or otherwise associated or doing business with the Business, on the other hand; (iii) Seller and Buyer explicitly considered the value of the goodwill to be transferred and that such goodwill is valued as a component of the consideration to be paid by Buyer pursuant to the terms hereof; (iv) the Restrictive Covenants are (x) a material and substantial part of this Agreement and the transactions contemplated hereby, (y) supported by adequate consideration and (z) a necessary inducement to Buyer’s entering into this Agreement; (v) Buyer’s failure to receive the entire goodwill contemplated hereby may have the effect of reducing the value of the Business to Buyer; and (vi) it shall act, and shall cause each other Restricted Party to act, in good faith with respect to the Restricted Covenants and will not take any action, or authorize or permit any Restricted Party to take any action, which would result in noncompliance with the Restricted Covenants.

(c) Each of the parties hereto agrees that if any of the Restrictive Covenants is held to be invalid or not permitted by law in any respect it is the intention of the parties that such Restrictive Covenant shall not be null and void and but instead shall be narrowly construed to effectuate the intent of the parties to the maximum extent permitted by law.

(d) Notwithstanding anything contained herein to the contrary, the covenants contained in Section 11.1 shall not (i) apply to any Restricted Party upon the occurrence of a Change of Control of such Person or (ii) prevent any Restricted Party from, directly or indirectly, acquiring one or more entities that compete with the Business so long as the amount of revenue such acquired entity derives from the portion of its business which is in competition with the Business or the assets of such portion of its business comprise less than 20% of the total assets of the acquired entity.

Section 11.5. Remedies.

(a) Seller acknowledges and agrees that Buyer will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Restricted Party of any of the covenants or agreements contained in the Restrictive Covenants.  It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, Buyer shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the covenants and agreements contained in the Restrictive Covenants, in any court of competent jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

(b) All of the Restrictive Covenants shall be construed as an agreement independent of any other provision in this Agreement or the Ancillary Agreements, and the existence of any claim or cause of action of any Restricted Party against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants.  The parties expressly acknowledge that the terms and conditions of Sections 11.1, 11.2 and 11.3 are independent of the terms and conditions of any other agreements, including any Employment Agreements entered into in connection with this Agreement.  It is specifically agreed that the periods set forth in Sections 11.1, 11.2 and 11.3 during which the Restrictive Covenants shall be effective as to any Restricted Party, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any Restrictive Covenant.

ARTICLE XII.
MISCELLANEOUS

Section 12.1. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is electronically confirmed), emailed (which is electronically confirmed) or two (2) Business Days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to any Buyer:

c/o ICON plc
c/o South County Business Park
Leopardstown
Dublin 18
Ireland
Attention:  ICON General Counsel
Telephone No.: +353 1 291 2000
Email address: diarmaid.cunningham@iconplc.com

(b)	if to any Buyer, with a copy to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Attention: William M. Hartnett, Esq.
Telephone No.: 212-701-3000
Email: whartnett@cahill.com

and
A&L Goodbody
IFSC, North Wall Quay
Dublin 1
Ireland
Attention: Mark Ward
Telephone No.: +353 1 649 2000
Email address: mward@algoodbody.com

(c)	if to Seller, to:

Cross Country Healthcare Inc.
6551 Park of Commerce Boulevard, N.W.
Suite 200
Boca Raton, Florida 33487
Attention: General Counsel
Telephone No.: 800-440-5790
Email: sball@crosscountry.com

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Stephen W. Rubin, Esq.
Telephone No: 212-969-3330
Email: srubin@proksuaer.com

Section 12.2. Acknowledgement.  Buyer acknowledges and agrees that Proskauer Rose LLP is representing Seller in connection with the transactions contemplated by this Agreement and that following the Closing it may continue to represent Seller in connection with the transactions contemplated by this Agreement, including, but not limited to, in connection with any disputes that may arise under this Agreement.  Proskauer Rose LLP shall not be precluded from or restricted from representing Seller in any matter, including, but not limited to, any court proceeding or other matter related to this Agreement or the transactions contemplated by this Agreement.  Buyer, the Company, Akos and their respective Subsidiaries irrevocably consent to any such representation and waive any conflict or appearance of conflict with respect to any such representation.

Section 12.3. Employees.

(a) Following the Closing Date, through December 31, 2013, Buyer shall make, or shall cause its Affiliates to make, available to the employees of the Company, Akos and their respective Subsidiaries on the Closing Date (the “Employees”) and their eligible dependents employee benefits and compensation plans, programs and arrangements that are substantially comparable in the aggregate to the employee benefits and compensation programs and arrangements that were provided by Seller to the Employees and their eligible dependents immediately prior to the Closing or, at Buyer’s election, that Buyer and its Affiliates make available to their similarly situated employees, in either case without limitations based upon pre-existing conditions for which no exclusion was applicable under the Employer Plans (and Buyer shall use commercially reasonable efforts to ensure that the amount of deductibles and out-of-pocket expenses incurred by, and credited to, the Employees under the Employee Plans prior to the Closing Date for the calendar year of the Closing shall be credited toward the satisfaction of deductibles under the employee benefits and compensation plans, programs and arrangements sponsored or maintained by Buyer or its Affiliates (the “Buyer Plans”)).  Buyer shall ensure that the Buyer Plans grant full credit for all service or employment with, and recognized by, the Company, Akos and their respective Subsidiaries for purposes of eligibility, participation and vesting with respect to any Buyer Plan that is an employee pension benefit plan, as defined in Section 3(2) of ERISA, and, for purposes of eligibility, participation and determining the amount of any benefit with respect to any Buyer Plan that is a vacation plan and any Buyer Plan that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any severance plan or sick leave plan.  Buyer shall ensure that the Company, Akos and their respective Subsidiaries, as applicable, recognize the vacation time and sick leave benefits due to the Employees as of the Closing Date.

(b) This Section 12.3 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 12.3, express or implied, shall confer upon any other Person any right, including any right to continued employment or compensation or benefits of any kind, nor shall it be construed to establish, modify or amend any benefit plan, program, agreement or arrangement.

(c) From and after the Closing, Seller and its Affiliates shall remain solely responsible for all obligations, liabilities and commitment under or with respect to the Employee Plans (other than the Employee Plans identified on Schedule 12.3(c) of the Disclosure Schedules), except as otherwise provided in this Section 12.3(c).  Effective as of the Closing Date, Buyer shall cause to be credited or debited, as the case may be, to the applicable accounts under a flexible spending account plan established by Buyer or an Affiliate of Buyer (“Buyer’s FSA”) the balances of the Employees’ medical and dependent care expense reimbursement accounts under the flexible spending account maintained by Seller (“Seller’s FSA”), provided that, as soon as practicable after the Closing Date, Seller shall transfer to Buyer the amount in cash equal to the net aggregate amount of the account balances of the Employees under Seller’s FSA as of the Closing Date, and Buyer shall give effect to the corresponding elections made by the Employees for the calendar year of the Closing under Seller’s FSA and shall honor all claims for reimbursement made under Buyer’s FSA by the Employees for services rendered prior to the Closing.  Effective as of the Closing Date, Seller shall take all necessary actions to, if elected by the Employees in accordance with applicable law, permit rollovers by the Employees of their account balances under the Cross Country Healthcare, Inc. 401(k) Plan (in the form of cash and notes relating to participant loans) to a defined contribution plan sponsored by Buyer or an Affiliate of Buyer that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

Section 12.4. Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  Whenever the word “or” is used, it shall mean “and/or” unless the context clearly indicates otherwise. All references to “dollars” or “$” mean United States dollars. The parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.5. Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 12.6. Entire Agreement.  This Agreement (including the documents and the instruments referred to herein), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 12.7. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  Each of the parties hereto hereby consents to the jurisdiction of the United States District Court for the Southern District of New York, and any New York state court sitting in the Borough of Manhattan, to the exclusion of any other jurisdiction, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which he or it may now or hereafter have to the laying of venue in any such court or that any such proceeding which is brought in accordance with this Section has been brought in an inconvenient forum.  Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER ANCILLARY AGREEMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

Section 12.8. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, however, that either party may assign its rights (but not its obligations) hereunder to one or more of its Affiliates or its lenders.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 12.9. Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 12.10. Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 12.11. Certain Understandings.  Each of the parties acknowledges and agrees that it is sophisticated and was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.

Section 12.12. Confidentiality.

(a) Buyer hereby agrees with Seller that Buyer and its authorized representatives will not, and that Buyer will cause its Affiliates not to, at any time on or after the date of this Agreement, directly or indirectly, without the prior written consent of Seller, disclose or use, any Confidential Information involving or relating to Seller or any of its respective Affiliates; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof), which is in the public domain or enters into the public domain through no fault of Seller or Buyer, or is available to Buyer on a non-confidential basis from a source other than Seller, Seller’s Affiliates or their advisors, provided that such source is not and was not bound by a confidentiality agreement or other legal duty of confidentiality to such parties; and provided, further, that the provisions of this Section 12.12(a) will not prohibit any retention of copies of records or disclosure (i) required by any Applicable Laws so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.  Buyer agrees that it will be responsible for any breach or violation of the provisions of this Section 12.12(a) by any of its authorized representatives.

(b) Seller hereby agrees with Buyer that Seller and its authorized representatives will not, and that Seller will cause its Affiliates not to, at any time on or after the date of this Agreement, directly or indirectly, without the prior written consent of Buyer, disclose or use, any Confidential Information, involving or relating to Buyer or Buyer’s Affiliates (including the Company, Akos and their respective Subsidiaries); provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof), which is in the public domain or enters into the public domain through no fault of Seller or Buyer, or is available to Seller on a non-confidential basis from a source other than Buyer, their respective Affiliates or their advisors; provided, that such source is not and was not bound by a confidentiality agreement or other legal duty of confidentiality to such parties; and provided, further, that the provisions of this Section 12.12(b) will not prohibit any retention of copies of records or disclosure (i) required by any Applicable Laws so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby; provided, however, that Seller may make any public disclosures that is required by law or regulation, including the rules or regulations of the Securities and Exchange Commission, the NYSE or NASDAQ (in which case the disclosing party will advise the other parties prior to making the disclosure).  Seller agrees to be responsible for any breach or violation of the provisions of this Section 12.12(b) by any of its authorized representatives.

As used herein, “Confidential Information” means all information, matter or thing of a secret, confidential or private nature which is either (x) marked by the disclosing party as “Confidential,” or (y) with respect to which the nature of such information, matter or thing or the circumstances of its disclosure would lead to a reasonable conclusion that such information, matter or thing is confidential to the disclosing party.

Section 12.13. Further Assurances.  Each party shall, without further consideration (unless otherwise provided for herein), take such further action (including the execution and delivery of such further documents and instruments and the making or obtaining of any consents not made or obtained prior to the Closing) as the other party reasonably requests in order to carry out the purposes of this Agreement and the Ancillary Agreements.  At all times immediately prior to and following the Closing, and until the termination of the Transition Services Agreement pursuant to its terms, Seller hereby agrees that to the extent the migration of all Business data to Seller Parent’s cloned system is not completed in full prior to the Closing Date, or such cloned system otherwise fails at any time to be operational (in whole or in part), Seller shall use its own systems to maintain such data and provide the services it has agreed to provide Buyer pursuant to the Transition Services Agreement.

Section 12.14. Press Releases and Announcements.  No party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of all other parties; provided, however, that any party may make any public disclosure that is required by law or regulation, including the rules or regulations of the Securities and Exchange Commission, the NYSE or NASDAQ (in which case the disclosing party will advise the other parties prior to making the disclosure).

Section 12.15. No Third-Party Beneficiaries.  This Agreement constitutes an agreement solely among the parties hereto and is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of the Company, Akos or any of their respective Subsidiaries) other than the parties hereto and their respective successors or assigns, or otherwise constitute any Person a third-party beneficiary under or by reason of this Agreement.  Nothing in this Agreement, express or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

Section 12.16. Expenses.  Except as otherwise expressly provided herein or in the any Ancillary Agreement, all fees, costs and expenses incurred in connection with the drafting, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of legal counsel, financial advisors and accountants (collectively, the “Transaction Expenses”), shall be paid by the party incurring such fee, cost or expense; provided, however, that all Transactions Expenses incurred by the Company, Akos or their respective Subsidiaries shall be paid by Seller at or prior to the Closing.  Any Transaction Expenses incurred by the Company, Akos or their respective Subsidiaries and unpaid at or after the Closing, however arising, shall be paid by Seller without contribution by the Company, Akos, their respective Subsidiaries or Buyer.

Section 12.17. Receipt of Payments.  From and after the Closing, if Seller shall receive any payment in respect of the Business, then Seller shall promptly, and in any event no later than 30 calendar days, following the date Seller became aware of its receipt of such payment, notify Buyer of such payment and remit such payment to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

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IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ICON CLINICAL RESEARCH INC.

By:____________________________
Name:
Title:

ICON CLINICAL RESEARCH UK LIMITED

By:____________________________
Name:
Title:

CROSS COUNTRY HEALTHCARE, INC.

By:____________________________
Name:
Title:

LOCAL STAFF, LLC

By:____________________________
Name:
Title:

CROSS COUNTRY HEALTHCARE UK HOLDCO LTD.

By:____________________________
Name:
Title: